Exhibit 4.1

FORM OF

SECOND AMENDED AND RESTATED

STOCKHOLDERS’ AGREEMENT

Among

ESL INVESTMENTS, INC.,

EDWARD S. LAMPERT,

WILLIAM C. CROWLEY,

ACOF I LLC

and

ORCHARD SUPPLY HARDWARE STORES CORPORATION

Dated as of [Distribution Date], 201[1]

TABLE OF CONTENTS

ARTICLE I DEFINITIONS, CONSTRUCTION		2

1.1.	Defined Terms	2
1.2.	Construction	13

ARTICLE II TRANSFERS; CERTAIN DISTRIBUTIONS; PREEMPTIVE RIGHTS		14

2.1.	Limitations on Transfer	14
2.2.	Transfer to Permitted Transferees	15
2.3.	Right of First Offer	16
2.4.	Tag-Along Rights	17
2.5.	[Intentionally Omitted]	19
2.6.	Drag-Along Rights	19
2.7.	Preemptive Right	21
2.8.	Capital Notice	23
2.9.	[Intentionally Omitted]	23
2.10.	Purchase of Shares	23

ARTICLE III CORPORATE GOVERNANCE MATTERS		25

3.1.	Board of Directors	25
3.2.	Observer Rights	27
3.3.	Actions by the Board of Directors	28
3.4.	Voting of Shares; Action by the Company	30
3.5.	Approval of the Budget	30

ARTICLE IV REGISTRATION RIGHTS		31

4.1.	Piggyback Rights	31
4.2.	Demand Registration and Shelf Registration	32
4.3.	Form S-3 Registration	34
4.4.	Revocation of Registration Statement	35
4.5.	Registration Procedures	36
4.6.	Other Registration Related Matters	39
4.7.	Indemnification	40

ARTICLE V ADDITIONAL AGREEMENTS		42

5.1.	Approvals	42
5.2.	Cooperation with Sears Holdings Corporation; Registered Public Accounting Firm	43
5.3.	Financings	43
5.4.	Disclosure	44

ARTICLE VI MISCELLANEOUS		44

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6.1.	Competition	44
6.2.	Expenses	45
6.3.	Confidentiality	46
6.4.	Access to Reports and Information	46
6.5.	Additional Securities Subject to Agreement	47
6.6.	Termination	47
6.7.	Notices	48
6.8.	Further Assurances	49
6.9.	Assignment	49
6.10.	Amendment; Waiver	50
6.11.	Binding Effect; Benefit	50
6.12.	Governing Law	50
6.13.	Jurisdiction	50
6.14.	Specific Performance	50
6.15.	Entire Agreement	51
6.16.	Section Headings	51
6.17.	Severability	51
6.18.	Counterparts	51

Exhibit A: Form of Amended and Restated Certificate of Incorporation

Exhibit B: Designated Contacts

Exhibit C: Form of Notes

Exhibit D: List of Restricted Transferees

Exhibit E: Valuation of Non-Cash Consideration

Exhibit F: Investment Banking Firms

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SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

THIS SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of [Distribution Date], 201[1], is entered into among ESL Investments, Inc. (“ESL”), Edward S. Lampert (“Lampert”), William C. Crowley (“Crowley”), Orchard Supply Hardware Stores Corporation (the “Company”) and ACOF I LLC (“ACOF”).

RECITALS:

A. The Company, ACOF and Sears, Roebuck & Co. (“Sears Roebuck”) are parties to (i) that certain Amended and Restated Stockholders’ Agreement, dated as of January 8, 2008 (the “Original Agreement”), and (ii) that certain Subscription Agreement, dated as of October 7, 2005 (as modified, supplemented or amended from time to time, the “Subscription Agreement”), pursuant to which ACOF subscribed for and purchased from the Company, and the Company issued and sold to ACOF, 199,000 shares of Class A Common Stock.

B. Sears Holdings Corporation (“Holdings”), the parent company of Sears Roebuck, desires to spin-off its equity interest in the Company to Holdings’ public shareholders through a series of transactions as set forth below (such transactions, including the Pre-Spin Recapitalization and the subsequent distribution of the Company’s securities, collectively, the “Spin-Off”).

C. In connection with the Spin-Off, the Company has filed a Registration Statement on Form S-1 (No. 333-175105) with the SEC to register the securities to be distributed to Holdings’ public shareholders (as in effect as of the date of this Agreement, the “Registration Statement”).

D. Immediately prior to the distribution of the Class A Common Stock to Holdings’ public shareholders in the Spin-Off on the distribution date (the “Distribution Date”), the Company will engage in a recapitalization of the Company (the “Pre-Spin Recapitalization”) whereby (i) shares of Class B Common Stock will be given a 1/10 vote per share to elect Class B/C Directors and for voting on all other matters pursuant to the filing with the Delaware Secretary of State of the Amended and Restated Certificate of Incorporation of the Company in the form attached as Exhibit A-1 hereto (as amended from time to time, the “Certificate of Incorporation”) in connection with a holding company merger; (ii) ACOF will exchange its shares of Class A Common Stock for newly authorized and issued Class C Common Stock; and (iii) the Series A Preferred Stock will be authorized and issued to Sears Roebuck.

E. Immediately thereafter, Sears Roebuck will distribute all of its Class A Common Stock and Series A Preferred Stock to Holdings, and Holdings will consummate the Spin-Off by distributing such securities to holders of its common stock, including ESL, Lampert and Crowley, in accordance with Section 2.1(a) of this Agreement and the Distribution Agreement (the “Distribution Agreement”), between the Company and Holdings.

F. Immediately following the distribution by Holdings to its shareholders of its interest in the Company, the parties wish to amend and restate the Original Agreement in its entirety, with such amendment and restatement to be effective immediately following such distribution by Holdings to its shareholders of its interest in the Company.

G. Following the Spin-Off, ESL, Lampert and Crowley shall, in addition to ACOF, be deemed “Stockholders” for purposes of this Agreement. For the avoidance of doubt, neither Holdings nor Sears Roebuck shall be a party to this Agreement or a “Stockholder” for purposes of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and subject in all respects to, and contingent upon, the consummation of the Spin-Off, the Original Agreement is hereby amended and restated in its entirety, effective immediately following the distribution by Holdings to its shareholders of its interest in the Company, to read as follows:

ARTICLE I

DEFINITIONS, CONSTRUCTION

1.1 Defined Terms. The following terms have the following meanings when used herein:

“ACOF” has the meaning given to that term in the Preamble to this Agreement.

“ACOF Observer” has the meaning given to that term in Section 3.2(a) to this Agreement.

“Action” means any action, charge, demand, complaint, suit, hearing, notice of violation, arbitration, investigation, claim, audit or other proceeding by or before any Governmental Authority.

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, provided, that (i) operating portfolio companies (and holding companies of operating portfolio companies) of ACOF or any Related Person of ACOF shall not be deemed to be Affiliates of ACOF or such Related Person and (ii) neither the Company nor its Subsidiaries shall be deemed to be Affiliates of ACOF or, solely for purposes of Article III and Sections 6.4(b) and 6.6(a) hereof, ESL.

“Affiliate Transaction” means, in the case of any Person, any, direct or indirect, Transfer of such Person’s properties or assets to, or purchase of any property or assets by such Person from, or such Person entering into or suffering to exist any Contract with, or for the benefit of, any of such Person’s Affiliates.

“Agreement” has the meaning given to that term in the Preamble to this Agreement.

“Ancillary Agreements” means the Appliances Agreement, the Brands Agreements, the Distribution Agreement, the Tax Sharing Agreement and the Transition Services Agreement, in each case as such agreements are defined in the Registration Statement and as such agreements are in effect as of the Distribution Date and as such agreements may be amended or restated in the future.

“Antitrust Division” has the meaning given to that term in Section 5.1(a) of this Agreement.

“Assumption Agreement” means an agreement in form and substance reasonably satisfactory to the Company and the Major Stockholders, whereby such Transferee confirms that it is a “Stockholder” for the purposes of this Agreement.

“beneficially owns” and “beneficially owned” has the meaning given to the term “beneficial owner” in Rule 13d-3 of the Exchange Act.

“Board” means the Board of Directors of the Company.

“Budget” has the meaning given to that term in Section 3.5 of this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks are required by Law to be closed in New York City or Los Angeles.

“Capital Amount” has the meaning given to that term in Section 2.8 of this Agreement.

“Capital Notice” has the meaning given to that term in Section 2.8 of this Agreement.

“Capital Stock” means, with respect to any Person any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, and any securities, rights, warrants or options exercisable or exchangeable for or convertible into such capital stock.

“Certificate of Incorporation” has the meaning given to that term in the Recitals of this Agreement.

“Chief Executive Officer” means the executive officer of the Company elected to the position of chief executive officer or its equivalent.

“Class A Common Stock” means the Company’s Class A common stock, par value $.01 per share.

“Class A Director” has the meaning set forth in the Certificate of Incorporation.

“Class A Outside Director” has the meaning set forth in the Certificate of Incorporation, and, for the avoidance of doubt, such Directors, to the fullest extent permitted by law, shall be “Outside Directors” as that term is defined in this Agreement.

“Class B Common Stock” means the Company’s Class B Common Stock, par value $.01 per share.

“Class B/C Director” has the meaning set forth in the Certificate of Incorporation.

“Class C Common Stock” means the Company’s Class C Common Stock, par value $.01 per share.

“Common Stock” means the Class A Common Stock, the Class B Common Stock and the Class C Common Stock.

“Company” has the meaning given to that term in the Preamble to this Agreement.

“Conditions” means, with respect to any transaction, (a) the expiration of all waiting periods and receipt of all required consents and approvals from any (i) Governmental Authority or (ii) any other Person, if in the case of this clause (ii), the failure to obtain a consent or approval from such Person would reasonably be expected to have a material adverse effect on the ability of the parties to consummate such transaction, (b) compliance with all Laws applicable to such transaction and (c) the absence of any injunction or similar legal order preventing such transaction.

“Confidential Information” means any confidential information that concerns the Company and Persons which are or will become its subsidiaries or the financial condition, business, operations or prospects of the Company and Persons that are or will become its subsidiaries furnished by or on behalf of the Company to any Stockholder (including, by virtue of its present or former right to designate a Director); provided, that the term “Confidential Information” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by a Stockholder or its Representatives in violation of this Agreement, (ii) is or was available to such Stockholder on a nonconfidential basis prior to its disclosure to such Stockholder or its Representatives by the Company, provided that such information did not become available to such Stockholder (at the time of receipt of the relevant information), to such Stockholder’s knowledge, from a Person bound by a confidentiality agreement with respect to such information with (or other confidentiality obligation to) the Company or another Person or (iii) was or becomes available to such Stockholder on a non confidential basis from a source other than the Company, provided that such source is or was (at the time of receipt of the relevant information) not, to such Stockholder’s knowledge, bound by a confidentiality agreement with respect to such information with (or other confidentiality obligation to) the Company or another Person.

“Contract” means any agreement, contract, lease, mortgage, license, power of attorney, loan, advance, evidence of indebtedness, guarantee or any other arrangement or transaction (written or oral).

“Corporate Opportunity” means an investment or business opportunity or activity or potential transaction or matter, including without limitation those that might be the same as or similar to the Company’s business or activities or the business or activities of any of its Affiliates (provided, for purposes of this definition, that neither the Company nor its Subsidiaries shall be deemed to be Affiliates of ACOF or ESL).

“Covered Selling Holder” has the meaning given to that term in Section 4.7(a) of this Agreement.

“Crowley” has the meaning given to that term in the Recitals of this Agreement.

“Default” means any event that is, or after notice or the passage of time would be, a default or event of default, or is, or would result in, a breach or acceleration of, or require notice to or the consent of any Person under, any indebtedness of the Company or any of its Subsidiaries.

“Demand Holder” has the meaning given to that term in Section 4.2(a) of this Agreement.

“Demand Request” has the meaning given to that term in Section 4.2(a) of this Agreement.

“Designated Contact” with respect to each of the Company, ACOF and ESL, means the Person(s) set forth on Exhibit B hereto.

“Director” means any member of the Board.

“Distribution Agreement” has the meaning given to that term in the Recitals to this Agreement.

“Distribution Date” has the meaning given to that term in the Recitals of this Agreement.

“Drag-Along Documents” has the meaning given to that term in Section 2.6(d) of this Agreement.

“Drag-Along Notice” has the meaning given to that term in Section 2.6(a) of this Agreement.

“Drag-Along Purchaser” has the meaning given to that term in Section 2.6(a) of this Agreement.

“Drag-Along Sale” means a Transfer of all but not less than all of the then outstanding Shares held by Stockholders pursuant to Section 2.6 of this Agreement.

“Drag-Along Stockholders” has the meaning given to that term in Section 2.6(a) of this Agreement.

“Dragging Stockholder” means, collectively, the holders of a majority of the total Shares outstanding; provided that such majority includes at least one Major Stockholder.

“ESL” has the meaning given to that term in the Preamble to this Agreement.

“ESL Director” has the meaning given to that term in Section 3.1(d) of this Agreement.

“ESL Observer” has the meaning given to that term in Section 3.2(b) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Exempt Issuances” means the issuance by the Company of Capital Stock or other securities:

(i) in an underwritten public offering registered under the Securities Act;

(ii) pursuant to any stock option, stock purchase plan or agreement or other benefit plans approved by the Board to employees, officers, independent directors, consultants and/or advisors to the Company or its subsidiaries or as a result of the conversion of Class B Common Stock or Class C Common Stock into Class A Common Stock in accordance with the terms of the Certificate of Incorporation;

(iii) in connection with a Recapitalization;

(iv) in a Rights Offering; and

(v) in connection with any acquisition that has been approved by the unanimous consent of the Board.

“Final Documents” has the meaning given to that term in Section 2.6(c) of this Agreement.

“Final Notice” has the meaning given to that term in Section 2.6(c) of this Agreement.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“FTC” has the meaning given to that term in Section 5.1(a) of this Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any federal, state, local, foreign government or other governmental body or any subdivision, agency, commission or authority thereof, any regulatory or administrative authority, any quasi-governmental body, any court, tribunal, or judicial or arbitral body, or any political or other subdivision, department or branch of any of the foregoing.

“Holdings” has the meaning given to that term in the Recitals to this Agreement.

“Indemnified Parties” has the meaning given to that term in Section 4.7(a) of this Agreement.

“Independent” or “Independence” with respect to any Person has the meaning set forth in Rule 5605(a)(2) of the NASDAQ Listing Rules (“Rule 5605(a)(2)”), as that Rule may be amended from time to time, assuming, for purposes of this definition, that (i) the term “Company” in Rule 5605(a)(2) means (other than with respect to the term “Company’s board of directors” in the first sentence thereof, which shall be deemed to refer to the Board) any Person with respect to which a Person’s Independence is determined and (ii) the term “director” in Rule 5605(a)(2) means (other than as used in the first sentence thereof, which shall be deemed to refer to a Director) any Person whose Independence is being determined.

“Initial Trigger Class A Directorship” has the meaning set forth in the Certificate of Incorporation.

“Initiating Holder” has the meaning given to that term in Section 2.10(b) of this Agreement.

“Law” means any federal, state, local, municipal, or foreign constitution, treaty, statute, law, ordinance, code, rule or regulation, or any governmental order, or any license, franchise, consent, approval, permit or similar right granted by any Governmental Authority.

“Legend” has the meaning given to that term in Section 2.1(d) of this Agreement.

“Major Stockholders” means (i) ACOF, so long as it, together with its Permitted Transferees, beneficially owns at least 600,000 Shares (appropriately adjusted to reflect any Recapitalization); and (ii) ESL, so long as it, together with Lampert and Crowley and its and their Permitted Transferees, beneficially owns at least 600,000 Shares (appropriately adjusted to reflect any Recapitalization).

“Management Agreement” means the Management Services Agreement, dated as of November 23, 2005, between the Company and ACOF Operating Manager, L.P.

“Marketable Securities” means securities issued by an issuer with a pro-forma equity market capitalization for the combined entity equal to or greater than $1,000,000,000 that (i) are listed on a major national or international stock exchange; and (ii) are freely tradable by the Person receiving such Marketable Securities without restriction under applicable federal and state securities laws except to the extent that each such Person receiving securities subject to such restrictions consents thereto; provided, that immediately following the applicable transaction, the Stockholders, in the aggregate, own not more than 40% of the outstanding securities of such class.

“Named Stockholders” means the Major Stockholders for so long as they remain Major Stockholders and Lampert and Crowley for so long as ESL remains a Major Stockholder.

“Non-Dragging Major Stockholder” means the Major Stockholder that is not the Dragging Stockholder; provided that in the event ESL is the Non-Dragging Major Stockholder and exercises its right to purchase Shares pursuant to Section 2.6(b), then each of Lampert and Crowley shall be entitled to purchase their Pro Rata Portion of such Shares.

“Non-Selling Holder” has the meaning given to that term in Section 2.3(a) of this Agreement.

“Notes” means notes issued by the Company substantially in the form set forth on Exhibit C hereto.

“Offered Price” has the meaning given to that term in Section 2.3(a) of this Agreement.

“Offered Shares” has the meaning given to that term in Section 2.3(a) of this Agreement.

“Offered Tag-Along Shares” has the meaning given to that term in Section 2.4(a) of this Agreement.

“Other Consideration” has the meaning given to that term in Section 2.4(a) of this Agreement.

“Outside Date” has the meaning given to that term in the definition of “Standstill End Date” in this Section 1.1.

“Outside Director” means a member of the Board who (i) is not a director, officer or employee of (A) ESL or (B) ACOF and (ii) is Independent of (A) the Company and its Subsidiaries; (B) ESL; (C) ACOF; (D) Edward S. Lampert and (E) William C. Crowley; provided, however, that the following relationships shall be disregarded for purposes of determining Independence from the Company and its Subsidiaries, ESL and ACOF, as applicable: (x) Susan Healey’s former employment as an executive officer of a Subsidiary of Holdings that ended in August 2009 and (y) Bryant Scott’s position, as of the date hereof, as an executive officer of a portfolio company in which a fund managed by an Affiliate of Ares Management LLC has an investment.

“Permitted Transferee” means in the case of any Stockholder, any Related Person of such Stockholder. Notwithstanding anything to the contrary herein, operating portfolio companies (and holding companies of portfolio companies) of such Stockholder or of any Related Person of such Stockholder are not Permitted Transferees.

“Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, Governmental Authority or other legal entity of any nature whatsoever.

“Pre-Spin Recapitalization” has the meaning given that term in the Recitals of this Agreement.

“Preemptive Notice” has the meaning given to that term in Section 2.7(a) of this Agreement.

“Preemptive Securities” has the meaning given to that term in Section 2.7(a) of this Agreement.

“Preferred Stock” means “Preferred Stock” as such term is defined in the Certificate of Incorporation that has been approved by the Board in accordance with Section 3.3 of this Agreement.

“Proposed Sale” has the meaning given to that term in Section 2.4(a) of this Agreement.

“Pro Rata Portion” means, at any date of determination, a fraction, the numerator of which is the number of Shares owned by such Stockholder and the denominator of which is the number of Shares owned by all Stockholders otherwise participating (or having the right to participate) in the transaction.

“Public Offering” means (i) the sale of any class of common stock of the Company or equivalent securities to the public pursuant to an effective registration statement (other than a registration statement on Form S-4 or S-8 or any similar or successor form) filed under the Securities Act or (ii) a distribution of common stock required to be registered under the Exchange Act.

“Purchase Notice” has the meaning given to that term in Section 2.10(b)(i).

“Purchase Shares” has the meaning given to that term in Section 2.10(b).

“Purchase Transaction” has the meaning given to that term in Section 2.10(b)(i).

“QPO” means a bona fide underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offering and sale of a number of primary Shares that does not exceed 20% of the aggregate number of Shares outstanding immediately following such offering, which shares are listed on the NASDAQ Capital Market; provided that such offering generates aggregate gross proceeds that equal or exceed $50,000,000.

“Qualified Pledge” means the giving of a pledge of (or the granting of a security interest in) Shares or any other Capital Stock of the Company by a Stockholder that is to a bona fide financial institution as security for a loan that is full recourse to such Stockholder and secured by substantially all of the assets of such Stockholder.

“Recapitalization” means any stock split, dividend or combination, or any recapitalization, merger, consolidation, exchange or other similar reorganization.

“Registrable Securities” means all Shares beneficially owned by Stockholders (and any Shares issuable in accordance with the terms of such Shares), and, solely with respect to the ‘piggyback registration rights’ provided in Section 4.1 of this Agreement, Shares held by any person, if any, who was provided with such ‘piggyback registration rights’ pursuant to the Original Agreement, in each case until:

(i) a registration statement covering such Registrable Securities has been declared effective and such Registrable Securities have been disposed of pursuant to such effective registration statement;

(ii) such Registrable Securities shall have been offered and sold pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act (“Rule 144”);

(iii) all Registrable Securities beneficially owned by such Stockholder are eligible for transfer to the public pursuant to Rule 144 without restriction as to manner of sale or amount sold;

(iv) such Registrable Securities are Transferred by a Person in a transaction in which rights under the provisions of this Agreement are not assigned in accordance with this Agreement; or

(v) such Registrable Securities cease to be outstanding.

“Registration Expenses” means any and all expenses incident to the performance by the Company of its obligations under Sections 4.1, 4.2, 4.3 and 4.5 of this Agreement, including:

(vi) all SEC, stock exchange, or FINRA registration and filing fees (including, if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in FINRA Rule 5121, and of its counsel);

(vii) all fees and expenses of complying with securities or blue sky laws (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities);

(viii) all printing, messenger and delivery expenses;

(ix) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange and all rating agency fees;

(x) the fees and disbursements of counsel for the Company and of its independent registered public accountants, including the expenses of any special audits and/or “cold comfort” letters required by or incident to such performance and compliance;

(xi) any fees and disbursements of underwriters customarily paid by the issuers or sellers of securities, including liability insurance if the Company so desires or if the underwriters so require, and the reasonable fees and expenses of any special experts retained in connection with the requested registration, but excluding underwriting discounts and commissions and transfer taxes, if any;

(xii) the reasonable fees and out-of-pocket expenses of not more than one law firm for each Major Stockholder incurred by the Major Stockholders or their Permitted Transferees in connection with any registration of Registrable Securities; and

(xiii) the costs and expenses of the Company relating to analyst and investor presentations or any “road show” undertaken in connection with any registration and/or marketing of the Registrable Securities.

“Registration Statement” has the meaning given to that term in the Recitals of this Agreement.

“Related Person” means, with respect to any Person (a) any Affiliate of such Person and (b) with respect to either ACOF or ESL, any investment fund, investment partnership, investment account or other investment Person whose investment manager, investment adviser, managing member or general partner, is (i) ACOF or ESL, as applicable or an Affiliate of ACOF or ESL, as applicable or (ii) any member, partner, director, officer or employee of such investment manager, investment adviser, managing member or general partner of ACOF or ESL, as applicable, or any Affiliate of ACOF or ESL, as applicable.

“Representatives” means, with respect to any Person, its partners, managing members, directors, officers, employees, agents, counsel, investment advisors or representatives.

“Revoking Holders” has the meaning given to that term in Section 4.4(a) of this Agreement.

“Rights Offering” means any offering by the Company to all existing holders of Shares of rights to buy, within a fixed time period, a proportional number of newly issued securities.

“ROFO Notice” has the meaning given to that term in Section 2.3(a) of this Agreement.

“Rule 144 Sale” means the sale of any class of common stock of the Company or equivalent securities pursuant to Rule 144.

“Sears Roebuck” has the meaning given to that term in the Recitals of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Secondary Holder” means (i) ESL, if ACOF is an Initiating Holder; or (ii) ACOF, if ESL, Lampert or Crowley is an Initiating Holder.

“Secondary Holder Election Period” has the meaning given to that term in Section 2.10(b)(ii)

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Seller” has the meaning given to that term in Section 2.10(b)(i).

“Selling Holder” has the meaning given to that term in Section 2.3(a) of this Agreement.

“Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.00001 per share.

“Shares” means the shares of Common Stock and any securities issued in respect thereof, or in substitution therefor, in connection with any Recapitalization; provided that for the purpose of determining the percentage of any Shares set forth in this Agreement, non-voting shares shall not be considered Shares.

“Shelf Registration Statement” has the meaning given to that term in Section 4.2(g) of this Agreement.

“Special Black Out Day” means each Trading Day that ACOF is prohibited from engaging in transactions with the securities of the Company. On a quarterly basis, Special Black Out Days begin one week (seven calendar days) before the end of each fiscal quarter and end with the first trading day on the Nasdaq Capital Market that occurs at least one full calendar day after the day on which the Company makes a public news release of its quarterly earnings for the prior fiscal quarter. Special Black Out Days also include days when ACOF is prohibited from engaging in transactions with the securities of the Company pursuant to a notification received by ACOF regarding a “special blackout period.”

“Spin-Off” has the meaning given that term in the Recitals of this Agreement.

“Standstill End Date” means the date that is the earlier of (i) the date that ACOF completes the acquisition of an aggregate number of additional Shares (i.e., a number of Shares in excess of the number of Shares held by ACOF immediately following the Spin-Off) equal to at least 15% of the total Shares outstanding (calculated on a fully diluted basis) as of such date; and (ii) the date (the “Outside Date”) that is six months from the date on which the distribution agent has completed the electronic issuance of all of the shares of Class A Common Stock to Holdings’ common stockholders in connection with the Spin-Off; provided that the Outside Date shall be extended for each Special Black Out Day that occurs on or before the Outside Date, as so extended, up to a maximum extension of 20 Trading Days.

“Standstill Period” means the period beginning on the date of this Agreement and ending on the Standstill End Date.

“Stated Price” has the meaning given that term in Section 2.10(b)(i)(B) of this Agreement.

“Stockholders” means each Person (other than the Company) who shall be a party to this Agreement, whether in connection with the execution and delivery hereof, pursuant to Section 2.2 or otherwise, so long as such Person shall beneficially own any Shares or any options, warrants or similar rights to acquire Shares.

“Stockholder’s Representations” has the meaning given to that term in Section 2.4(d) of this Agreement.

“Subsidiary” means, as to any Person, a corporation, limited liability company, partnership, association or other Person of which shares of stock or other ownership interests having ordinary voting power (without regard to the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership, association or other Person as are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Subscription Agreement” has the meaning given to that term in the Recitals of this Agreement.

“Tag-Along Consideration” has the meaning given to that term in Section 2.4(a) of this Agreement.

“Tag-Along Notice” has the meaning given to that term in Section 2.4(a) of this Agreement.

“Tag-Along Seller” has the meaning given to that term in Section 2.4(a) of this Agreement.

“Tag-Along Transferee” has the meaning given to that term in Section 2.4(a) of this Agreement.

“Tagging Stockholder” has the meaning given to that term in Section 2.4(a) of this Agreement.

“Third Party” means, with respect to any Stockholder, any other Person (other than a Permitted Transferee of such Stockholder).

“Trading Day” means (a) if the Class A Common Stock is listed on a Trading Market, any day the Class A Common Stock can be traded on the Trading Market or (b) if the Class A Common Stock is not then listed on a Trading Market, then any Business Day.

“Trading Market” means the primary securities exchange on which the Class A Common Stock is then listed.

“Transactions” has the meaning given that term in the Recitals of this Agreement.

“Transfer” means, a transfer, sale, assignment, pledge, hypothecation or other disposition, whether directly or indirectly (pursuant to the transfer of an economic or other interest, the creation of a derivative security or otherwise), the grant of an option or other right or the imposition of a restriction on disposition or voting or by operation of law; provided, that the granting of a Qualified Pledge of Shares or any other Capital Stock of the Company by a Stockholder shall not be deemed a Transfer of such Shares or other Capital Stock of the Company until the provider of the financing related to such Qualified Pledge has exercised any rights that cause such provider of financing to acquire the Shares or other Capital Stock of the Company pledged thereunder; and provided further, that for the avoidance of doubt, a Transfer shall not be deemed to have occurred solely by the delivery of a revocable proxy or consent given to any Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act. When used as a verb, “Transfer” shall have the correlative meaning. In addition, “Transferred” and “Transferee” shall have the correlative meanings.

1.2. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. In addition, unless the context otherwise requires:

(i) “Or” is disjunctive but not exclusive.

(ii) Words in the singular include the plural, and in the plural include the singular.

(iii) The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

(iv) References to the masculine, feminine or neuter gender shall include each other gender.

(v) Accounting terms used herein and not otherwise defined herein are used herein as defined by GAAP.

(vi) The word “including” shall mean including without limitation.

(vii) Any reference to “$” or “dollars” shall mean United States dollars.

ARTICLE II

TRANSFERS; CERTAIN DISTRIBUTIONS; PREEMPTIVE RIGHTS

2.1. Limitations on Transfer.

(a) Immediately prior to the effectiveness of this Agreement, it is expected that Holdings will complete the Spin-Off by distributing to its stockholders all shares of the Class A Common Stock and Series A Preferred Stock then held by Holdings, which shares will represent all Company Capital Stock held by Holdings immediately prior to the Spin-Off.

(b) Stockholders may Transfer Shares only in accordance with, and subject to the applicable provisions of, this Agreement, including Sections 2.3 and 2.4.

(c) In the event of any purported Transfer by a Stockholder of any Shares in violation of the provisions of this Agreement, such purported Transfer will be void and of no effect, and the Company will not give effect to such Transfer.

(d) Each certificate or book entry representing Shares held by a Stockholder, and each notice with respect to such Shares that may be issued or delivered pursuant to Section 151(f) of the Delaware General Corporation Law, will bear a legend substantially to the following effect (with such additions thereto or changes therein as the Company may be advised by counsel are required by law or necessary to give full effect to this Agreement, the “Legend”):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT AMONG ORCHARD SUPPLY HARDWARE STORES CORPORATION AND THE STOCKHOLDERS PARTY THERETO, DATED AS OF [Distribution Date], 201[1], AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS THEREOF (THE “STOCKHOLDERS’ AGREEMENT”), A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF ORCHARD SUPPLY HARDWARE STORES CORPORATION. THE STOCKHOLDERS’ AGREEMENT CONTAINS, AMONG OTHER THINGS, CERTAIN PROVISIONS RELATING TO THE VOTING AND TRANSFER OF THE SHARES SUBJECT TO THE AGREEMENT. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE

SECURITIES REPRESENTED BY THIS CERTIFICATE, DIRECTLY OR INDIRECTLY, MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS’ AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS’ AGREEMENT.”

In the case of shares of Class B Common Stock and Class C Common Stock held by a Stockholder, such Legend shall also include the following:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

The Legend will be removed by the Company, with respect to any certificate or book entry representing Shares, in the event of a Transfer permitted by this Agreement in which the Transferee is not required to enter into an Assumption Agreement pursuant to Section 2.2; provided, that the second paragraph of the Legend (solely with respect to shares of Class B Common Stock and Class C Common Stock) will only be removed if at such time it is no longer required for purposes of applicable securities laws.

(e) Notwithstanding any other provision of this Agreement to the contrary, no Stockholder shall be permitted to Transfer any Shares to the Persons listed on Exhibit D hereto at any time without the written consent of the Major Stockholders, which may be given or withheld in their sole discretion.

2.2. Transfer to Permitted Transferees.

(a) Subject to the provisions of this Section 2.2, any Stockholder may Transfer any or all of the Shares held by it to any Permitted Transferee of such Stockholder. If (i) a Stockholder Transfers any or all of the Shares held by it to any Permitted Transferee of such Stockholder or (ii) if any Major Stockholder, Lampert or Crowley Transfers any or all of their Shares to a Major Stockholder or Permitted Transferee of any Major Stockholder, such Permitted Transferee shall duly execute and deliver an Assumption Agreement and the Transfer shall not be effective unless and until the Company shall have been furnished with information reasonably satisfactory to it demonstrating that such Transfer is exempt from or not subject to the provisions of Section 5 of the Securities Act and any other applicable securities laws; and provided, further, that any Stockholder that Transfers Shares to a Permitted Transferee shall remain liable for all of the obligations of such Permitted Transferee under this Agreement, unless otherwise agreed in writing by the Company and the other Stockholders.

(b) If either ESL or ACOF transfers any Shares to its respective Permitted Transferees, it shall cause such Permitted Transferees to honor all of the terms and conditions of this Agreement.

(c) Each Permitted Transferee of any Stockholder to which Shares are Transferred shall, and such Stockholder shall cause such Permitted Transferee to, Transfer back to such Stockholder (or to another Permitted Transferee of such Stockholder) any Shares it beneficially owns prior to such Permitted Transferee ceasing to be a Permitted Transferee of such Stockholder.

2.3. Right of First Offer.

(a) If any Stockholder proposes to Transfer all or a portion of the Shares held by such Stockholder to a Third Party (other than as a Tagging Stockholder pursuant to the exercise of rights set forth in Section 2.4, or to any Person pursuant to Sections 2.2 or 2.6), such Stockholder (a “Selling Holder”) shall first deliver to each Named Stockholder other than the Selling Holder (each, a “Non-Selling Holder”) a written notice (the “ROFO Notice”) stating:

(i) the Selling Holder’s bona fide intention to Transfer such Shares (the “Offered Shares”);

(ii) the aggregate number of Offered Shares proposed to be Transferred (provided, that in the case of a Rule 144 Sale, the aggregate number of Offered Shares proposed to be Transferred in the ROFO Notice shall not exceed the greater of (A) 1% of the Shares outstanding shown in the most recent report or statement published by the Company and (B) the average weekly reported volume of trading in the Class A Common Stock such securities on the NASDAQ Capital Market during the four calendar weeks preceding the delivery of the ROFO Notice); and

(iii) the minimum bona fide per-share cash price for which the Selling Holder proposes to Transfer the Offered Shares (the “Offered Price”).

(b) The ROFO Notice shall (i) irrevocably offer for a period of 20 days (or, in the case of a Rule 144 Sale only, two Business Days) the Non-Selling Holders the right to purchase all, but not less than all, of the Offered Shares at the Offered Price and on other terms no less favorable to the Non-Selling Holder than those set forth in the ROFO Notice and (ii) include a description of all material terms and conditions of the proposed Transfer and a copy of any term sheets or other transaction documents in the possession of the Selling Holder containing such terms. At any time within 20 days (or, in the case of a Rule 144 Sale only, two Business Days) after the receipt of the ROFO Notice by the Non-Selling Holder, the Non-Selling Holder may accept the offer to purchase all, but not less than all, of the Offered Shares for the Offered Price by giving written notice to the Selling Holder and stating therein its intention to purchase all of such Offered Shares. If no Non-Selling Holder shall have delivered a notice in accordance this Section 2.3(b), then the Non-Selling Holder will be deemed to have elected not to accept the offer to purchase the Offered Shares specified in the ROFO Notice. If more than one Named Stockholder delivers a notice, such Named Stockholders will purchase their Pro Rata Portion of the Offered Shares.

(c) If any Non-Selling Holders shall have agreed to purchase the Offered Shares, each Non-Selling Holder shall consummate its purchase by delivering, against receipt of certificates or other instruments representing the Shares being purchased, appropriately endorsed, the aggregate purchase price to be paid by it via wire transfer of immediately available funds to an account specified by the Selling Holder not less than two Business Days before the closing date, which will be the latest of (i) 15 days after delivery of the notice by such Non-Selling Holder to the Selling Holder, (ii) two Business Days after the satisfaction of all Conditions or (iii) such other date agreed to in writing by the Selling Holder and the participating Non-Selling Holders.

(d) If the Offered Shares are not purchased by the Non-Selling Holders pursuant to Section 2.3(b), then the Selling Holder shall be permitted to Transfer all, but not less than all, of the Offered Shares to a Third Party on or prior to 110 days (other than in the case of a Rule 144 Sale, in which case the Selling Holder shall be permitted to Transfer all or any portion of the Offered Shares to a Third Party on or prior to 90 days) after the delivery of the ROFO Notice (which period may be extended if necessary to satisfy any Conditions), at a price not less than the Offered Price, for consideration at least 90% of which is in the form of cash or Marketable Securities and on other terms not materially less favorable to the Selling Holder than those terms set forth in the ROFO Notice, before the provisions of this Section 2.3 shall again be in effect with respect to such shares. To the extent that any consideration received by the Selling Holder is not in the form of cash or Marketable Securities, the imputed per share cash value of such consideration shall be determined in accordance with the provisions set forth in Exhibit E hereto.

2.4. Tag-Along Rights.

(a) If any Stockholder proposes to Transfer any Shares to any Third Party or Third Parties (any such Stockholder, the “Tag-Along Seller” and such Transfer, the “Proposed Sale”) (other than to any Person pursuant to Sections 2.2 or 2.6 of this Agreement, in a Public Offering, or in a Rule 144 Sale), the Tag-Along Seller shall (after complying with the terms of Section 2.3 of this Agreement) deliver to each of ESL, ACOF and their respective Permitted Transferees that is not a Tag-Along Seller (each, a “Tagging Stockholder”) a written notice (the “Tag-Along Notice”) at least 20 days before the date of the proposed Transfer stating:

(i) the Tag-Along Seller’s bona fide intention to Transfer such Shares;

(ii) the name of each proposed Transferee (the “Tag-Along Transferee”);

(iii) the aggregate number of Shares (the “Offered Tag-Along Shares”) to be Transferred to each Tag-Along Transferee; and

(iv) the amount and form of consideration for which the Tag-Along Seller proposes to Transfer such Shares (the “Tag-Along Consideration”), provided that (A) at least 90% of the consideration must be in the form of cash or Marketable Securities and (B) if any portion of the consideration is in a form other than cash or Marketable Securities (“Other Consideration”), the imputed per share cash value of such Other

Consideration shall be determined in accordance with Exhibit E hereto and shall be included in the Tag-Along Notice.

(b) The Tag-Along Notice shall include an undertaking that each such Tagging Stockholder shall have the right to elect to sell up to its Pro Rata Portion of such Tag-Along Shares for the Tag-Along Consideration in accordance with the procedures set forth in this Section 2.4.

(c) Upon delivery of a Tag-Along Notice, each Tagging Stockholder shall have the right, but not the obligation, to sell up to its Pro Rata Portion of the Offered Tag-Along Shares pursuant to the same terms and conditions as set forth in the Tag Along Notice, to each Tag-Along Transferee by sending written notice to the Tag-Along Seller not more than 15 days after the date of the Tag-Along Notice, indicating its election to sell up to its Pro Rata Portion of such Offered Tag-Along Shares in the same transaction and, if applicable, the Tagging Stockholder’s exercise of its option to receive cash in lieu of the Other Consideration. For a 70-day period following the delivery of the Tag-Along Notice (which period may be extended if necessary to satisfy any Conditions), the Tag-Along Seller shall be permitted to concurrently sell the balance of the Shares that are the subject of the Tag-Along Notice that are not sold by the Tagging Stockholders for the Tag-Along Consideration and otherwise on terms and conditions no more favorable to the Tag-Along Seller than those set forth in, the Tag-Along Notice. Neither the Tag-Along Seller nor any of its Affiliates shall receive any direct or indirect consideration in connection with the Proposed Sale (including by way of fees, consulting arrangements or a non-compete payment) other than consideration received in exchange for its Shares. After the end of the 70-day period referred to in this Section 2.4(c) (including any permitted extension thereof), the Tag-Along Seller will not effect any transaction in any Shares without commencing de novo the procedures set forth in this Section 2.4. Notwithstanding anything to the contrary herein, the Tag-Along Seller shall only be permitted to Transfer such Shares if it has complied in all respects with the other terms and provisions of this ARTICLE II.

(d) To exercise its right to sell Shares to a Tag-Along Transferee pursuant to this Section 2.4, each Tagging Stockholder may be required to agree to make to the Tag-Along Transferee customary representations and warranties with respect to (i) such Tagging Stockholder’s due organization, power and authority, (ii) such Tagging Stockholder’s ownership of the Shares and ability to freely convey such Shares without liens or encumbrances (other than those that arise under federal or state securities laws or by virtue of this Agreement), customary representations regarding non-contravention of such Stockholder’s charter, bylaws or other organizational documents or material agreements of such Stockholder and the enforceable nature of such Stockholder’s obligations under the documents for such sale to which it is a party (collectively, “Stockholder’s Representations”), in each case in the form made by the Tag-Along Seller. No Tagging Stockholders shall be required to make any representations or warranties in connection with the Proposed Sale other than the Stockholder’s Representations. No Tagging Stockholder shall be liable in respect of any indemnification provided in connection with a Proposed Sale (w) in excess of its pro rata portion of the consideration received, (x) in excess of the consideration received by such Tagging Stockholder in such sale, (y) for the breach of any representations or warranties made by any other Stockholder and (z) other than on a several (and not joint) basis with other Stockholders. No Tagging Stockholder shall be required to participate in any escrow relating to such Proposed Sale in excess of such Tagging Stockholder’s pro rata participation in the Proposed Sale (based on proceeds received).

(e) The Tag-Along Sellers will deliver or cause to be delivered to each Tagging Stockholder copies of all transaction documents relating to the Proposed Sale as the same become available.

(f) If any Tagging Stockholder exercises its rights under Section 2.4(a), the closing of the purchase of the Shares with respect to which such rights have been exercised will take place concurrently with the closing of the sale of the Tag-Along Sellers’ Shares to the Tag-Along Transferee.

2.5. [Intentionally Omitted].

2.6. Drag-Along Rights.

(a) If a Dragging Stockholder proposes to Transfer to any Third Party or Third Parties (a “Drag-Along Purchaser”) in a bona fide transaction at least 90% of the aggregate outstanding Shares, the Dragging Stockholder shall deliver written notice (a “Drag-Along Notice”) to the Company and each other Stockholder (the “Drag-Along Stockholders”) stating the proposed amount of consideration for which the Shares are proposed to be Transferred (the “Drag-Along Price”) and all other proposed terms and conditions of such sale. Notwithstanding any other provision hereof, neither Major Stockholder nor any of their Permitted Transferees may be forced to Transfer any Shares pursuant to this Section 2.6 for a price per Share that is less than the price per Share that ACOF originally paid for such Shares (appropriately adjusted to reflect any Recapitalization, including the Pre-Spin Recapitalization) unless such Major Stockholder (i) has Transferred a Share to a Third Party since the date of this Agreement and (ii) beneficially owns, in the aggregate, less than 20% of the total Shares outstanding (aggregating Shares beneficially owned by Lampert and Crowley with Shares beneficially owned by ESL for purposes of this calculation and calculated without reference to any shares of Capital Stock issued or issuable on (other than shares issued as part of the Pre-Spin Recapitalization) or after the date of this Agreement).

(b) Upon receipt of a Drag-Along Notice, the Non-Dragging Major Stockholder shall have the right, but not the obligation, to purchase all, but not less than all, of the Shares held by Stockholders for the cash price and on the terms set forth in the Drag-Along Notice. The Non-Dragging Major Stockholder may exercise this right by delivering to the Company and each other Stockholder within ten Business Days after receipt of the Drag-Along Notice irrevocable written notice of its commitment to purchase such Shares. Failure to respond to the Drag-Along Notice within such period shall constitute a decision not to exercise this right. Delivery of written notice exercising this right shall constitute a binding contract for the purchase and sale of such Shares on the terms set forth in the Drag-Along Notice. The closing of the purchase and sale of such Shares shall occur at the offices of the Company on a date agreed to in writing by the Dragging Stockholder and the Non-Dragging Major Stockholder or, if no such agreement can be reached, on a date that is the later of (i) 120 days following delivery of the Drag-Along Notice and (ii) two Business Days after the satisfaction of any Conditions.

(c) If such Shares are not purchased pursuant to Section 2.6(b), then the Dragging Stockholder shall be permitted to proceed with the Drag-Along Sale to a Third Party on or prior to 90 days after delivery of the Drag-Along Notice (which period may be extended if necessary to satisfy any Conditions), at a price no less than that specified in the Drag-Along Notice (provided that (A) at least 90% of the consideration must be in the form of cash or Marketable Securities and (B) if any portion of the consideration is in a form other than cash or Marketable Securities, the imputed value of such consideration shall be determined in accordance with Exhibit E hereto) and on other terms not less favorable to the sellers than those terms set forth in the Drag-Along Notice, before the provisions of this Section 2.6 shall again be in effect with respect to such Shares; provided, that at least five Business Days prior to entering into the final Drag-Along Documents (the “Final Documents”) the Dragging Stockholder shall give written notice (a “Final Notice”) to the Non-Dragging Major Stockholder. The Final Notice shall identify the Drag-Along Purchaser and include a copy of all Final Documents as well as all other relevant information relating to the Drag-Along Sale. Upon receipt of a Final Notice, the Non-Dragging Major Stockholder shall have the right, but not the obligation, to purchase all, but not less than all, of the Shares held by Stockholders for the price and on the terms set forth in the Final Notice; provided that at the option of the Non-Dragging Major Stockholder it may pay the purchase price solely in cash. The Non-Dragging Major Stockholder may exercise this right by delivering to the Company and each other Stockholder within ten Business Days after receipt of the Final Notice irrevocable written notice of its commitment to purchase such Shares. Failure to respond to the Final Notice within such period shall constitute a decision not to exercise this right. Delivery of written notice exercising this right shall constitute a binding contract for the purchase and sale of such Shares on the terms and conditions set forth in the Final Notice. The closing of the purchase and sale of such Shares shall occur at the offices of the Company on (i) the date that is set forth in the Final Documents, or (ii) such other date agreed to in writing by the Dragging Stockholder and the Non-Dragging Major Stockholder. If such Shares are not purchased pursuant to this Section 2.6(c), then the Dragging Stockholder shall be permitted to proceed with the Drag-Along Sale to the specified Third Party on or prior to 120 days (which period may be extended if necessary to satisfy any Conditions) after delivery of the Drag-Along Notice on the terms set forth in the Final Documents, before the provisions of this Section 2.6 shall again be in effect with respect to such Shares. Following receipt of a Final Notice from the Dragging Stockholder pursuant to this Section 2.6(c), the Non-Dragging Major Stockholder shall, without prejudice to its rights set forth herein, participate in good faith in discussions with any such Third Party, as reasonably requested by the Dragging Stockholder.

(d) Each Drag-Along Stockholder shall be required to Transfer its Shares in any Drag-Along Sale at the Drag-Along Price and upon the same terms and conditions and provisions as that of the Dragging Stockholder. Neither the Dragging Stockholder nor any of its Affiliates shall receive any direct or indirect consideration in connection with a Drag-Along Sale (including by way of fees, consulting arrangements or a non-compete payment) other than consideration received in exchange for its Shares. The Dragging Stockholders will deliver or cause to be delivered to each Drag-Along Stockholder copies of all transaction documents relating to the Drag-Along Sale (the “Drag-Along Documents”) as the same become available.

(e) In connection with the Drag-Along Sale, each of the Drag-Along Stockholders may be required to make the Stockholder’s Representations, in each case in the form made by the Dragging Stockholder. No Drag-Along Stockholder shall be required to make any representations or warranties in connection with the Drag-Along Sale other than the Stockholder’s Representations. No Drag-Along Stockholder shall be liable in respect of any indemnification provided in connection with a Drag-Along Sale (i) in excess of its pro rata portion of the consideration received, (ii) in excess of the consideration received by such Drag-Along Stockholder in such sale, (iii) for the breach of any representation or warranties made by any other Stockholder, and (iv) other than on a several (and not joint) basis with other Stockholders. No Drag-Along Stockholder shall be required to participate in any escrow relating to such Drag-Along Sale in excess of such Drag-Along Stockholder’s pro rata participation in the Drag-Along Sale (based on proceeds received).

(f) In the event that any such Drag-Along Sale is structured as a merger, sale of substantially all the assets, consolidation or similar business combination, each Stockholder hereby agrees to vote in favor of the transaction (including acting by written consent, if requested) and take all action to waive any dissenters, appraisal or other similar rights such Stockholder may have. Each Stockholder affirms that its agreement to vote for the approval of Drag-Along Sale is given as a condition of this Agreement and as such is coupled with an interest and is irrevocable. This voting agreement shall remain in full force and effect throughout the time that this ARTICLE II is in effect.

(g) The Company shall take all actions necessary or reasonably requested to consummate any Drag-Along Sale and shall use its reasonable best efforts to assure the success thereof, including, if requested, (i) securing the services of an investment bank, selected by the Dragging Stockholder and reasonably acceptable to the Company, to assist in procuring a purchaser; (ii) preparing or assisting in the preparation of due diligence materials; (iii) making such due diligence materials available to prospective purchasers; (iv) making its directors, officers and employees available to prospective purchasers for presentations and due diligence interviews and (v) entering into customary agreements with respect to the sale.

2.7. Preemptive Right.

(a) Prior to the Company or any of its Subsidiaries entering into discussions or negotiations with any third party regarding any potential issuance by the Company or any of its Subsidiaries of any debt security or any indebtedness described in clause (2) of this Section 2.7(a) (any such potential issuance, a “Potential Debt Issuance”), the Company shall inform the Named Stockholders of its intention to enter into such negotiations, and the Named Stockholders shall then inform the Company if such Named Stockholder does not desire to have the provisions of this Section 2.7 apply with respect to such Potential Debt Issuance. Notwithstanding anything in this Agreement to the contrary, (i) if any Named Stockholder informs the Company that it does not wish to have the provisions of this Section 2.7 apply to such Named Stockholder with respect to such Potential Debt Issuance, then this Section 2.7 shall not apply to such Named Stockholder with respect to such Potential Debt Issuance and (ii) if any Named Stockholder is silent or affirms its desire to have the provisions of this Section 2.7 apply with respect to such Potential Debt Issuance, it shall be under no obligation to purchase any of the Preemptive Securities unless and until such Named Stockholder has exercised its preemptive rights pursuant to Section 2.7(b) below. Subject to the preceding two sentences, prior to any issuance by the Company or any of its Subsidiaries of (1) any securities (including any shares of Capital Stock or debt securities) or (2) any indebtedness in respect of borrowed money, including indebtedness evidenced by bonds, notes or similar instruments or by letters of credit or bankers acceptances (but, for the avoidance of doubt, not including trade payables) or any guarantees (in each case, other than Exempt Issuances), the Company shall give written notice (a “Preemptive Notice”) thereof to each Named Stockholder. The Preemptive Notice shall:

(i) specify the security, securities or other evidence of indebtedness described in Section 2.7(a)(2) above to be issued (the “Preemptive Securities”) to the proposed purchasers, the date of issuance of Preemptive Securities (which date shall not be less than 15 days after the date of delivery of the Preemptive Notice), the consideration that the Company will receive therefor and all other material terms and conditions of such issuance; and

(ii) contain an offer to sell to the Named Stockholders at the same price and for the same consideration to be paid by the proposed purchaser, the Preemptive Securities.

(b) Subject to Section 2.7(c), for a period of ten Business Days following the delivery of such Preemptive Notice, each Named Stockholder shall be entitled, by written notice to the Company, to elect to purchase up to such Named Stockholder’s Pro Rata Portion of the Preemptive Securities. In the event that any such offer is accepted by any Named Stockholder, the Company shall (or shall cause such Subsidiary to) sell to such Named Stockholder, and such Named Stockholder shall purchase for the consideration and on the terms set forth in the Preemptive Notice the Preemptive Securities that such Named Stockholder has elected to purchase on the same day it issues (or would have issued) the Preemptive Securities (which day may be extended to satisfy any Conditions).

(c) Notwithstanding Section 2.7(b), during the Standstill Period, with respect to any proposed issuance of Preemptive Securities described in Section 2.7(a) that has been approved by the Board (with such approval including at least one ESL Director designated by ESL (or if no such Director has been so designated, any ESL Director)):

(i) For a period of ten Business Days following the delivery of the Preemptive Notice, ACOF shall have the sole right, by written notice to the Company, to elect to purchase all or a portion of the Preemptive Securities specified in the Preemptive Notice on the terms set forth therein;

(ii) In the event that ACOF makes such election, the Company shall (or shall cause such Subsidiary to) sell to ACOF, and ACOF shall purchase from the Company for the consideration and on the terms set forth in the Preemptive Notice, the Preemptive Securities that ACOF has elected to purchase on the same day the Company (or such Subsidiary) issues (or would have issued) the Preemptive Securities (which day may be extended to satisfy any Conditions); and

(iii) ESL shall not purchase any Preemptive Securities.

(d) The Stockholders shall in respect of any issuance of securities required to be issued pursuant to this Section 2.7 effect such increases in the authorized securities of the Company as may be necessary to permit such issuance. The Company shall comply with any applicable securities laws before issuing (or permitting any Subsidiary to issue) any securities pursuant to this Section 2.7.

(e) If the Named Stockholders do not exercise their preemptive rights pursuant to this Section 2.7, then the Company shall be permitted to proceed with the proposed issuance of securities or other evidence of indebtedness specified in the Preemptive Notice to the extent not purchased by a Named Stockholder. The Company shall have 30 days after the expiration of the deadline to respond to the Preemptive Notice to consummate such proposed issuance, at a price not less than the price specified in the Preemptive Notice and on other terms not less favorable to the Company than those terms set forth in the Preemptive Notice, before the provisions of this Section 2.7 shall again be in effect with respect to any such proposed issuance.

2.8. Capital Notice.

(a) If (i) the Company reasonably and in good faith believes that a Default has or is reasonably likely to occur and (ii) such Default can be cured or avoided in the manner specified in this Section 2.8, the Company shall give written notice (the “Capital Notice”) thereof to each Major Stockholder, specifying the amount of capital necessary to cure or avoid such default (the “Capital Amount”). For a period of ten Business Days following the delivery of such Capital Notice, each Major Stockholder (or its designee) shall be entitled, by written notice to the Company, to elect to purchase Notes from the Company for a total purchase price equaling the Capital Amount. To the extent that a Major Stockholder (or its designee) elects to purchase Notes, such Major Stockholder (or its designee) shall be entitled to purchase its Pro Rata Portion of the Notes.

(b) If any Major Stockholder (or its designee) shall have agreed to purchase Notes pursuant to this Section 2.8, such Major Stockholder (or its designee) shall consummate its purchase by delivering, against receipt of the Notes being purchased, appropriately issued by the Company, the aggregate purchase price to be paid by it via wire transfer of immediately available funds to an account specified by the Company not less than two Business Days before the closing date, which will be the latest of (i) 15 days after such Major Stockholder has notified the Company of its intent to purchase such Notes, (ii) two Business Days after the satisfaction of all Conditions and (iii) such other date agreed to in writing by such Major Stockholder and the Company.

(c) The Company shall take all actions necessary or reasonably requested to consummate any sale of Notes pursuant to this Section 2.8 and shall use its reasonable best efforts to assure the success thereof, including entering into customary agreements with respect to such sale.

2.9. [Intentionally Omitted].

2.10. Purchase of Shares.

(a) During the Standstill Period:

(i) None of the Company, ESL, Lampert nor Crowley shall, nor shall they permit any of their respective Affiliates to, acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any securities of the Company or any of its Subsidiaries or indirect rights or options to acquire any Capital Stock or other securities of the Company or any of its Subsidiaries, other than purchases by or for the benefit of any Holdings’ employee benefit plan;

(ii) ACOF may purchase Shares or other securities of the Company by any means, whether by open market purchases, privately negotiated transactions or otherwise, subject only to applicable Law; and

(iii) None of the Company, ESL, Lampert nor Crowley shall, nor shall they permit any of their respective Affiliates to, knowingly or intentionally hinder or inhibit ACOF from making any of the purchases described in Section 2.10(a)(ii) (including by failing, or causing the Company to fail, to disclose material non-public information in a timely manner); provided, however, that the Company publicly disclosing or failing to publicly disclose material non-public information shall not be deemed a breach of its obligations under this Section 2.10(a)(iii) solely to the extent that a majority of the Outside Directors, excluding Outside Directors that are (i) directors, officers or employees of ESL or its Affiliates; or (ii) not Independent of ESL, Lampert and Crowley and each of their respective Affiliates, concludes in good faith, after consultation with the Company’s independent outside legal advisor, that failure to take such actions would result in a violation of the Board’s fiduciary responsibilities to its stockholders under applicable Law.

(b) Following the Standstill Period, ACOF, ESL, Lampert and Crowley shall not, and shall use their reasonable best efforts to cause their respective Affiliates (it being understood and agreed that for purposes of this Section 2.10(b), the Company and its Subsidiaries shall not be deemed to be “Affiliates” of ESL, Lampert or Crowley) not to, seek to purchase any shares of Capital Stock of the Company or its Subsidiaries (the “Purchase Shares”) from a Third Party (it being understood and agreed that for purposes of this Section 2.10(b), the Company and its Subsidiaries shall not be deemed to be a “Third Party”) unless the Person seeking to make such purchase (the “Initiating Holder”), complies with the terms of this Section 2.10(b).

(i) Promptly upon reaching an agreement to purchase (the “Purchase Transaction”) the Purchase Shares from a Third Party (the “Seller”), the Initiating Holder shall notify the Designated Contact of each of the Secondary Holder of the Purchase Transaction in the manner specified on Exhibit B hereto (the “Purchase Notice”). The Purchase Notice shall include:

(A) the aggregate number of Purchase Shares;

(B) the per share consideration for which such Shares may be purchased (the “Stated Price”), which price shall include a pro rata share of any expenses incurred in the Purchase Transaction; provided that if the Seller has indicated that it will require all or any portion consideration in a form other than cash or Marketable Securities, the imputed per share value of such consideration shall be determined in accordance with Exhibit E hereto and shall be included in the Purchase Notice;

(C) the specific date and time upon which the Secondary Holder Election Period (as defined below) will expire; and

(D) any other material terms, including any fees payable with respect to such Purchase Transaction.

(ii) For a period of 24 hours following the delivery of the Purchase Notice (the “Secondary Holder Election Period”), the Secondary Holder shall have the right, but not the obligation, to elect to participate in the Purchase Transaction for up to 50% of the Purchase Shares by delivery of notice indicating such election (the “Purchase Election”) to the Designated Contact of the Initiating Holder in the manner specified on Exhibit B hereto. Each Purchase Election shall specify the extent to which the Secondary Holder will participate in the Purchase Transaction and shall be a binding obligation of the Secondary Holder to participate in the Purchase Transaction on the terms set forth in the Purchase Notice.

(iii) If the Secondary Holder duly elects to participate in the Purchase Transaction pursuant to this Section 2.10(b):

(A) The Initiating Holder and the Secondary Holder shall each purchase their respective portions of the Purchase Shares from the Seller for the consideration and on the terms set forth in the Purchase Notice and the Purchase Election; and

(B) the Initiating Holder will deliver or cause to be delivered to the Secondary Holder copies of all transaction documents relating to the Purchase Transaction as the same become available.

(iv) If the Secondary Holder does not duly exercise its participation rights pursuant to this Section 2.10(b), then the Initiating Holder shall have the right, but not the obligation, to purchase all or any portion of the Purchase Shares for the consideration and on the terms set forth in the Purchase Notice so long as such purchase is consummated within 20 Business Days of the delivery of the Purchase Notice.

(c) During the Standstill Period, neither the Company nor any of its Subsidiaries shall repurchase, redeem, retire or otherwise acquire any shares of Capital Stock of the Company or its Subsidiaries without the prior written consent of each Major Stockholder.

(d) Each of ESL, ACOF and the Company shall comply with applicable securities laws in connection with the provisions of this Section 2.10.

ARTICLE III

CORPORATE GOVERNANCE MATTERS

3.1. Board of Directors.

(a) Directors of the Company shall be elected annually. Pursuant to Section B of Article FIFTH of the Company’s Certificate of Incorporation, subject to the rights of the holders of any Preferred Stock then outstanding to elect additional directors under specified circumstances, the Board shall be comprised of no more than ten members for so long as the holders of Class B Common Stock and Class C Common Stock have the right to elect at least one Class B/C Director pursuant to Section C(i)(b) of Article FOURTH of the Certificate of Incorporation. For so long as the holders of the Class A Common Stock have the right to elect Class A Directors and Class A Outside Directors pursuant to Section C(i)(b) of Article FOURTH of the Certificate of Incorporation, holders of the shares of Class A Common Stock shall elect the Class A Directors and Class A Outside Directors pursuant to Section C(i)(b) of Article FOURTH of the Certificate of Incorporation; provided that the Stockholders holding Class A Common Stock shall vote their shares to elect at least three Class A Outside Directors. For so long as the holders of the Class B Common Stock and Class C Common Stock have the right to elect at least one Class B/C Director pursuant to Section C(i)(b) of Article FOURTH of the Certificate of Incorporation, holders of the shares of Class B Common Stock and Class C Common Stock shall elect the Class B/C Directors pursuant to Section C(i)(b) of Article FOURTH of the Certificate of Incorporation.

(b) The Stockholders who are party to this Agreement shall not vote their Shares for the removal, with or without cause, of a Director unless such removal has been approved, (i) with respect to a Class A Director or Class A Outside Director, by the affirmative vote (including, for the avoidance of doubt, at a stockholder meeting or by written consent) of the holders of a majority of the voting power of the Class A Common Stock or (ii) with respect to a Class B/C Director, by the affirmative vote (including, for the avoidance of doubt, at a stockholder meeting or by written consent) of the holders of a majority of the voting power of the Class C Common Stock. Vacancies on the Board resulting from death, resignation, removal from office or other cause shall be filled pursuant to Section F of Article FIFTH of the Certificate of Incorporation, provided, that if upon the departure of a Class A Director or Class A Outside Director, the Board does or would have fewer than three Class A Outside Directors, than such replacement Director must be a Class A Outside Director; and provided, further, that the vote of Chairman of the Board (regardless of whether or not the Chairman of the Board is a Class A Director, a Class A Outside Director or a Class B/C Director) shall serve as the deciding vote in the event of a tie vote of Class A Directors and Class A Outside Directors with regard to the selection of a replacement Class A Director or Class A Outside Director.

(c) The Company will pay all reasonable out-of-pocket expenses incurred by the Directors in connection with their participation in meetings of the Board (and committees thereof) and the boards of directors (or equivalent managing bodies) (and committees thereof) of the Subsidiaries of the Company. Other than Outside Directors, the Directors will not receive any compensation for serving on the Board (and committees thereof) or on the boards of directors (or equivalent managing bodies) (and committees thereof) of the Subsidiaries of the Company.

(d) The Board will establish an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to the applicable rules of the primary securities exchange on which the Shares are then listed and subject to compliance with such committee’s charter, the compensation committee and the nominating and governance committee will each include at least (i) one Class B/C Director, so long as ACOF, together with its Affiliates and Permitted Transferees, beneficially owns shares of Class B Common Stock and Class C Common Stock representing at least 5% of the total Shares outstanding (calculated without reference to any shares of Capital Stock issued or issuable on (other than shares issued as part of the Pre-Spin Recapitalization) or after the date of this Agreement), and (ii) one Class A

Director that is not the Chief Executive Officer (the “ESL Director”), so long as ESL, together with its Affiliates and Permitted Transferees, beneficially owns Shares representing at least 5% of the total Shares outstanding (calculated without reference to any shares of Capital Stock issued or issuable on (other than shares issued as part of the Pre-Spin Recapitalization) or after the date of this Agreement). The board of directors (or equivalent managing bodies) of each Subsidiary of the Company shall at any given time either be comprised in the same manner as the Board is then comprised or comprised in a manner reasonably acceptable to both ACOF and ESL.

(e) For so long as there is at least one Class B/C Director on the Board, notwithstanding any other provision of this Agreement, all Actions or claims against Holdings or Holdings’ Affiliates in respect of the rights of the Company or its Subsidiaries under the Ancillary Agreements or Section 8.2 (and any other provision thereof to the extent it relates to the enforcement of such section) of the Subscription Agreement or the rights of the Company or its Subsidiaries thereunder (including their rights to terminate or amend) shall be approved (and controlled) by the Class B/C Directors.

3.2. Observer Rights.

(a) ACOF shall have the right to designate an observer to the Board (the “ACOF Observer”) so long as ACOF, together with its Affiliates and Permitted Transferees, beneficially owns less than 5% and greater than 2% of the total Shares outstanding (calculated without reference to any shares of Capital Stock issued or issuable on (other than shares issued as part of the Pre-Spin Recapitalization) or after the date of this Agreement). The ACOF Observer shall be permitted to attend each meeting of the Board or any committee thereof (including any executive sessions of the Board), but will not be entitled to vote on any matter submitted to the Board or such committee thereof. Subject to any documents subject (as determined in good faith by the Board) to attorney/client privilege, the ACOF Observer shall be provided with the same notice and information given to Directors pursuant to Section 3.3(c).

(b) ESL shall have the right to designate an observer to the Board (the “ESL Observer”) so long as ESL, together with its Affiliates and Permitted Transferees, beneficially owns less than 5% and greater than 2% of the total Shares outstanding (calculated without reference to any shares of Capital Stock issued or issuable on (other than shares issued as part of the Pre-Spin Recapitalization) or after the date of this Agreement). The ESL Observer shall be permitted to attend each meeting of the Board or any committee thereof (including any executive sessions of the Board), but will not be entitled to vote on any matter submitted to the Board or such committee thereof. Subject to any documents subject (as determined in good faith by the Board) to attorney/client privilege, the ESL Observer shall be provided with the same notice and information given to Directors pursuant to Section 3.3(c).

(c) Notwithstanding anything to the contrary in this Agreement, if the Board or any committee thereof determines in good faith that exclusion of an ACOF Observer or an ESL Observer is reasonably necessary in order (i) to preserve the attorney/client privilege of the Company and/or its Subsidiaries (ii) to avoid disclosure that is prohibited by an agreement with a third party or that might cause information to no longer be a trade secret of the Company and/or one of its Subsidiaries or (iii) to avoid a conflict of interest based on actual or expressly contemplated claims, defenses, disputes or transactions between the Company or any of its Subsidiaries, on the one hand, and ACOF, ESL or any of their respective Affiliates, on the other hand, then such ACOF Observer or ESL Observer (as applicable) shall be excluded from the portions of a meeting of the Board or a committee thereof relating to such matter and shall not be provided any information that Directors otherwise receive with respect to such matter.

3.3. Actions by the Board of Directors.

(a) The Stockholders and the Company shall use their reasonable best efforts to take all actions necessary (including amending the Certificate of Incorporation or By-laws of the Company, if necessary) to provide that, for so long as this Agreement is in effect, except with respect to the actions set forth in Section 3.1(e), a quorum for any meeting of the Board shall require the presence of (i) directors constituting at least a majority of the entire Board, (ii) at least one ESL Director designated by ESL (or if no such Director has been so designated, any ESL Director), so long as ESL, together with its Affiliates and Permitted Transferees, beneficially owns at least 5% of the total Shares outstanding (calculated without reference to any shares of Capital Stock issued or issuable on (other than shares issued as part of the Pre-Spin Recapitalization) or after the date of this Agreement), and (iii) at least one Class B/C Director designated by ACOF (or if no such Director has been so designated, any Class B/C Director), so long as ACOF, together with its Affiliates and Permitted Transferees, beneficially owns shares of Class B Common Stock and Class C Common Stock representing at least 5% of the total Shares outstanding (calculated without reference to any shares of Capital Stock issued or issuable on (other than shares issued as part of the Pre-Spin Recapitalization) or after the date of this Agreement). Unless agreed to by unanimous consent of the Board or a committee thereof in writing, subject to applicable Law, no action by the Board or any committee thereof, as applicable, will be valid unless approved by a majority of the Directors present at a meeting properly convened at which a quorum is present.

(b) The Company shall not (and shall not permit any of its Subsidiaries to) directly or indirectly take any of the actions set forth in (1) items (i) through (xi) below without the affirmative vote of at least one Class B/C Director designated by ACOF (or if no such Director has been so designated, any Class B/C Director), so long as ACOF, together with its Affiliates and Permitted Transferees, beneficially owns shares of Class B Common Stock and Class C Common Stock representing at least 15% of the total Shares outstanding (calculated without reference to any shares of Capital Stock issued or issuable on (other than shares issued as part of the Pre-Spin Recapitalization) or after the date of this Agreement), and (2) items (v), (ix), and (x) below without the affirmative vote of at least one ESL Director designated by ESL (or if no such Director has been so designated, any ESL Director), so long as ESL, together with its Affiliates and Permitted Transferees, beneficially owns at least 15% of the total Shares outstanding (calculated without reference to any shares of Capital Stock issued or issuable on (other than shares issued as part of the Pre-Spin Recapitalization) or after the date of this Agreement):

(i) voluntarily commence (or consent to the filing of) any proceeding or file any petition seeking relief under Title 11 of the United States Code as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency or similar Law or make a general assignment for the benefit of creditors;

(ii) merge or consolidate with or into, or transfer all or substantially all of its assets to, any other Person (other than a wholly owned subsidiary of the Company), except for any such merger, consolidation or transfer conducted in accordance with the procedures set forth in Section 2.6;

(iii) increase or decrease the number of Directors that comprise the entire Board, other than by eliminating the Initial Trigger Class A Directorship in accordance with the Company’s Certificate of Incorporation;

(iv) consummate the first Public Offering after the Spin-Off (other than a QPO);

(v) redeem any shares of the Company’s Series A Preferred Stock;

(vi) amend, modify or repeal the Certificate of Incorporation or By-laws of the Company in a manner adverse to any Major Stockholder (directly or indirectly pursuant to a merger or otherwise); provided, that (A) any amendment or modification of the Certificate of Incorporation solely increasing the authorized number of shares of any class or classes of Common Stock shall not be deemed to be adverse to any Major Stockholder and (B) for the avoidance of doubt, this clause (vi) shall not apply to any merger conducted in accordance with the procedures set forth in Section 2.6;

(vii) other than as contemplated by the Ancillary Agreements in effect at the time of such transaction, enter into, directly or indirectly, any Affiliate Transaction or series of Affiliate Transactions;

(viii) take any action relating to the termination, liquidation, dissolution or winding up of the Company;

(ix) take any action that could constitute a breach of the covenant of the Company under Section 8.01(e) of the Distribution Agreement;

(x) create, authorize, issue, grant, deliver or sell any shares of Capital Stock (other than pursuant to any stock option, stock purchase plan or agreement or other benefit plans approved by the Board to employees, officers, independent directors and/or consultants to the Company or its Subsidiaries or as a result of the conversion of Class B Common Stock or Class C Common Stock into Class A Common Stock in accordance with the terms of the Certificate of Incorporation), or engage in a Rights Offering; and

(xi) enter into any Contract to do any of the foregoing.

(c) Unless otherwise agreed in writing by the Major Stockholders, the Board shall follow the following procedures:

(i) Meetings of the Board may be held at any time upon the call of at least two Directors by oral, telephonic, telegraphic, facsimile or e-mail notice duly given or sent at least one day, or by written notice sent by express mail at least three days, before the meeting to each Director. Reasonable best efforts shall be made to ensure that each Director actually receives timely notice of any meeting.

(ii) A reasonably detailed agenda shall be supplied to each Director reasonably in advance of each meeting of the Board, together with other appropriate documentation with respect to agenda items calling for Board action, to inform adequately Directors regarding matters to come before the Board. Any Director wishing to place a matter on the agenda for any meeting of the Board of Directors may do so by communicating with the chairman of the Board to the extent reasonably practicable sufficiently in advance of the meeting of the Board so as to permit timely dissemination to all Directors of information with respect to the agenda items.

(iii) The Company shall cause the Board to hold Board meetings at least as frequently as once per quarter.

(d) The Stockholders shall upon request take all action provided for under the terms of the Shares held by them to cause the certificate of incorporation and bylaws or comparable governing documents of each Subsidiary of the Company to be amended to require the prior approval of the Board of any actions of the Subsidiary that, if made by the Company, would require the approval of the Board under the Certificate of Incorporation or the By-laws of the Company or under this Agreement.

3.4. Voting of Shares; Action by the Company. At any annual or special meeting of stockholders of the Company or in any written consent executed in lieu of such a meeting of stockholders, the Stockholders shall take all other action provided for under the terms of the Shares held by them, including by way of voting their Shares, to give effect to the agreements contained in this Agreement, the Ancillary Agreements (to the extent a party thereto) and the Certificate of Incorporation. In order to effectuate the provisions of this ARTICLE III, each Stockholder hereby agrees that when any action or vote is required to be taken by such Stockholder pursuant to this Agreement, the Ancillary Agreements (to the extent a party thereto) or the Certificate of Incorporation, such Stockholder shall use his or its reasonable best efforts to call, or cause the appropriate officers and directors of the Company to call, a special or annual meeting of stockholders of the Company, as the case may be, or execute or cause to be executed a consent in writing in lieu of any such meetings pursuant to applicable provisions of the Delaware General Corporation Law. In addition, the Company shall use its reasonable best efforts to take all actions to give effect to the agreements contained in this Agreement, the Ancillary Agreements (to the extent a party thereto) and the Certificate of Incorporation.

3.5. Approval of the Budget. On or prior to the date that is 30 days before the end of each calendar year, the Chief Executive Officer shall present to the Board an annual operating budget for the following calendar year. The budget as presented by the Chief Executive Officer shall become the budget (the “Budget”) for such calendar year only when approved in accordance with Section 3.3. If the Budget is not approved for any calendar year prior to March 1 of such year in accordance with Section 3.3, then the Budget for that calendar year shall be the Budget from the prior calendar year (excluding the prior year’s extraordinary and nonrecurring items, but including any contractually obligated or legally required commitments or expenditures for the prior year in the plan) adjusted (i) by a 5% increase in all fixed expenses and

(ii) for all variable expenses, such as utilities and insurance, in accordance with the projected variances in their bases and contractual commitments in accordance with their terms.

ARTICLE IV

REGISTRATION RIGHTS

4.1. Piggyback Rights.

(a) If the Company at any time or from time to time proposes to register any of the Shares under the Securities Act (other than a registration on Form S-4 or S-8, or any successor or other forms promulgated for similar purposes), whether or not for sale for its own account, it will, at each such time, give prompt written notice to each holder of Registrable Securities of its intention to do so and of such holders’ rights under this Section 4.1 at least 30 days before the anticipated effective date of the registration statement filed in connection with such registration (or in the case of a Demand Request, within ten Business Days after receipt of a Demand Request).

(b) Upon the written request of any holder of Registrable Securities made within 14 days after the receipt of any such notice (which request shall specify the number of Registrable Securities intended to be disposed of by such holder), the Company will use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities which the holders of Registrable Securities have so requested to be registered; provided that

(i) if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to proceed with the proposed registration of the securities to be sold by it, the Company will give written notice of such determination to the holders of Registrable Securities and, thereupon, the Company shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses incurred in connection therewith), and

(ii) if such registration involves an underwritten offering, the holders of Registrable Securities requesting to be included in the registration shall sell their Registrable Securities to the underwriters selected by the Company, reasonably acceptable to the Major Stockholders, on the same terms and conditions as apply to the Company or such other Person as is selling securities in such registration with, in the case of a combined primary and secondary offering, such differences, including any with respect to indemnification and liability insurance, as may be customary or appropriate in combined primary and secondary offerings.

(c) If a registration requested pursuant to this Section 4.1 involves an underwritten Public Offering, any holder of Registrable Securities requesting to be included in such registration may elect, in writing prior to the effective date of the registration statement filed in connection with such registration, not to register all or any portion of such securities in connection with such registration. No registration effected under this Section 4.1 shall relieve the Company of its obligation to effect any registration upon demand under Section 4.2 or Section 4.3.

(d) The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 4.1.

(e) If a registration pursuant to this Section 4.1 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of Registrable Securities and other securities requested to be included in such registration exceeds the number which can be sold in such offering, so as to be reasonably likely to have an adverse effect on the price, timing or distribution of the securities offered in such offering, then the Company will include in such registration

(i) first, 100% of the securities, if any, the Company proposes to sell for its own account, and

(ii) second, such number of additional Registrable Securities requested to be included in such registration which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, which number of Registrable Securities shall be allocated pro rata among all such requesting holders of Registrable Securities, based on the number of Registrable Securities requested to be included in such registration.

4.2. Demand Registration and Shelf Registration.

(a) At any time after the date hereof, upon the written request (a “Demand Request”) of a Major Stockholder (the “Demand Holder”) requesting that the Company effect the registration under the Securities Act of all or part of such Demand Holder’s Registrable Securities and specifying the amount and intended method of disposition thereof, the Company will promptly give written notice of such Demand Request to the other holders of Registrable Securities within 15 Business Days after receipt of a Demand Request and thereupon will, as expeditiously as possible, file a registration statement to effect the registration under the Securities Act of:

(i) such Registrable Securities which the Company has been so requested to register by the Demand Holder; and

(ii) the Registrable Securities of other holders of Registrable Securities which the Company has been requested to register pursuant to Section 4.1 above;

all to the extent necessary to permit the disposition (in accordance with the intended method thereof as aforesaid) of the Registrable Securities; provided, however, that the Company shall not be required to effect a Demand Request under this Section 4.2(a) on more than four occasions for each Major Stockholder.

(b) The Company shall not be obligated to file a registration statement relating to any registration request under Section 4.2(a):

(i) within a period of 180 days (or such lesser period as the managing underwriters in an underwritten offering may permit) after the effective date of any other registration statement relating to any registration request under this Section 4.2 or relating to any registration effected under Section 4.1;

(ii) if with respect thereto the managing underwriter, the SEC, the Securities Act, or the form on which the registration statement is to be filed, would require the conduct of an audit other than the regular audit conducted by the Company at the end of its fiscal year, in which case the filing may be delayed until the completion of such audit (and the Company shall use its reasonable best efforts to cause such audit to be completed expeditiously and without unreasonable delay);

(iii) if the Company is in possession of material non-public information and the Board determines in good faith that disclosure of such information would not be in the best interests of the Company and its stockholders, in which case the filing of the registration statement may be delayed until the earlier of the second Business Day after such conditions shall have ceased to exist and the 90th day after receipt by the Company of the Demand Request from the Demand Holder, as the case may be, to register Registrable Securities under Section 4.2; provided, that such right to delay such request shall be exercised by the Company not more than once in any 12-month period; or

(iv) if the Company is entitled to use a registration statement on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement to register shares in a public offering of securities.

(c) The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 4.2.

(d) A registration requested pursuant to this ARTICLE IV will not be deemed to have been effected unless it has become effective; provided that, if, within 180 days after it has become effective, the offering of Registrable Securities pursuant to such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court, then such registration will be deemed not to have been effected.

(e) If a requested registration pursuant to this Section 4.2 involves an underwritten offering and regardless of whether the Company is registering any securities therein, the Major Stockholder requesting to include the largest number of Registrable Securities in such registration shall have the right to select the lead managing underwriter and the other Major Stockholder shall have the right to select a co-lead managing underwriter, in each case reasonably acceptable to the Company.

(f) If a requested registration pursuant to this Section 4.2 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of Registrable Securities requested to be included in such registration exceeds the number which can be sold in such offering, so as to be reasonably likely to have an adverse effect on the price, timing or distribution of the securities offered in such offering, then the Company will include in such registration such number of Registrable Securities requested to be included in such registration which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, which number shall be allocated (i) 100% to the number of Registrable Securities requested to be registered by the Major Stockholders (which number of Registrable Securities shall be allocated pro rata among all the Major Stockholders, based on their Pro Rata Portions) and (ii) second, pro rata among the Company and all other requesting holders of Registrable Securities based on the relative number of Registrable Securities then held by each such requesting holder of Registrable Securities, and in the case of the Company, the number of securities it proposes to sell for its own account.

(g) The Company shall use its reasonable best efforts to obtain and maintain eligibility for use of Form S-3 (or any successor form thereto) for the registration of the resale of Registrable Securities, including by timely filing all reports with the SEC and meeting the other requirements of the Exchange Act. Notwithstanding anything to the contrary herein other than the last sentence of this Section 4.2(g), promptly upon obtaining eligibility for use of Form S-3 (or any successor form thereto), the Company shall file a shelf registration statement (the “Shelf Registration Statement”) under the Securities Act to effect the registration under the Securities Act of resales to be made, on a delayed or continuous basis, of all Registrable Securities, including shares of Class A Common Stock issuable upon conversion of the Class C Common Stock. Except as otherwise provided herein, the Company shall use its reasonable best efforts to (i) cause the Shelf Registration Statement to be declared effective by the SEC as soon as practicable thereafter, and (ii) keep the Shelf Registration Statement continuously effective and, except as otherwise expressly permitted herein, not to suspend use of the prospectus included therein in order to permit the prospectus included therein to be usable by holders of Class B Common Stock and Class C Common Stock until there are no longer any Registrable Securities. A Shelf Registration Statement filed pursuant to this Section 4.2(g) or the use thereof for any sale other than pursuant to an underwritten offering shall not count as the use of a Demand Request. Notwithstanding the foregoing, the Company shall not be obligated to file a Shelf Registration Statement or maintain its effectiveness under this Section 4.2(g) if the Company is in possession of material non-public information and the Board determines in good faith that disclosure of such information would not be in the best interests of the Company and its stockholders, in which case the filing of the Shelf Registration Statement or maintenance of effectiveness may be delayed or suspended until the earlier of the second Business Day after such conditions shall have ceased to exist and the 90th day after such determination by the Board; provided, that the right set forth in this sentence shall be exercised by the Company not more than once in any 12-month period.

4.3. Form S-3 Registration. Subject to all applicable Laws, if the Company receives from a Demand Holder a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Demand Holder, the Company shall:

(a) promptly give notice of the proposed registration, and any related qualification or compliance, to the other holders of Registrable Securities; and

(b) as expeditiously as possible, effect such registration and all such qualifications and compliances as may be reasonably requested to permit or facilitate the sale and distribution of all or such portion of such Demand Holder’s Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Stockholders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 4.3:

(i) if Form S-3 (or any successor form) is not available for such offering by the Stockholders; or

(ii) if the Stockholders propose to sell Registrable Securities at an aggregate price to the public of less than $1,000,000; or

(iii) if the Company shall furnish to the Stockholders a certificate stating that in the good faith judgment of the Board, it would not be in the best interests of the Company for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to delay the filing of the Form S-3 registration statement until the earlier of the second Business Day after such conditions shall have ceased to exist and 90 days after receipt of the request of a Demand Holder or such Permitted Transferee of such Demand Holder under this Section 4.3; provided, that such right to delay a request shall be exercised by the Company not more than once in any 12-month period; or

(iv) if the Company has, within the 12-month period preceding the date of such request, already effected two registrations on Form S-3 for such Demand Holder pursuant to this Section 4.3.

(c) Registrations effected pursuant to this Section 4.3 shall not be counted as demands for registration or registrations effected pursuant to Section 4.2.

(d) The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 4.3.

4.4. Revocation of Registration Statement.

(a) Holders of a majority in number of the Registrable Securities to be included in a registration statement pursuant to the Demand Request may, at any time prior to the effective date of the registration statement relating to such Demand Request revoke such request by providing a written notice thereof to the Company (the “Revoking Holders”) and only if they comply with this Section 4.4(a). Subject to Section 4.4(b), the Revoking Holders shall reimburse the Company for all its reasonable out-of-pocket expenses incurred in the preparation, filing and processing of the registration statement. If pursuant to the terms of this Section 4.4(a), the Revoking Holders reimburse the Company for its reasonable out-of-pocket expenses incurred in the preparation, filing and processing of any registration statement requested and subsequently revoked by such Revoking Holders or if the Revoking Holders are not required to pay such expenses pursuant to Section 4.4(b), the attempted registration by such requested and subsequently revoked registration statement shall not be deemed to be a demand registration.

(b) A registration will not count as a demand registration and the Major Stockholder shall not be required to reimburse the Company for its expenses incurred in the preparation, filing and processing of any registration statement pursuant to Section 4.4(a):

(i) if such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason (other than as a result of any action by such Major Stockholder) and the Company fails to have such stop order, injunction or other order or requirement removed, withdrawn or resolved to the Major Stockholder’s satisfaction;

(ii) if the Major Stockholders request the Company to withdraw the registration at any time during the delay period specified in Section 4.2(b)(iii) or within ten days thereafter; or

(iii) the conditions to closing specified in the underwriting agreement or purchase agreement entered into in connection with the registration relating to any such demand are not satisfied (other than as a result of a default or breach thereunder by the relevant Major Stockholder).

4.5. Registration Procedures. If and whenever the Company is required to file a registration statement with respect to, or to use its reasonable best efforts to effect or cause the registration of, any Registrable Securities under the Securities Act as provided in this Agreement, the Company will as expeditiously as possible:

(a) prepare and, in any event within 120 days after the end of the period within which a request for registration may be given to the Company pursuant to Section 4.2(a), file with the SEC a registration statement on an appropriate form with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective; provided, however, that not less than five Business Days before filing a registration statement or prospectus, or any amendments or supplements thereto, the Company will furnish to counsel for the sellers of Registrable Securities covered by any registration statement copies of all documents proposed to be filed, which documents will be subject to the reasonable review and reasonable input of such counsel;

(b) prepare and file with the SEC such amendments and supplements to any registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the shorter of a period (i) not in excess of 270 days and (ii) until the holders of the Registrable Securities have completed the distribution of Registrable Securities thereunder and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement; provided that not less than five Business Days before filing a registration statement or prospectus, or any amendments or supplements thereto, the Company will furnish to counsel for the sellers of Registrable Securities covered by such registration statement copies of all documents proposed to be filed, which documents will be subject to the reasonable review and reasonable input of such counsel;

(c) at the request of the sellers of Registrable Securities covered by such registration statement, furnish to their counsel copies of all correspondence between the SEC and the Company, its counsel or auditors, and all memoranda relating to discussions with the SEC or its staff with respect to such registration;

(d) furnish to each seller of such Registrable Securities covered by such registration statement such number of copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits filed therewith, including any documents incorporated by reference), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and summary prospectus), in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities by such seller;

(e) use its reasonable best efforts to register or qualify such Registrable Securities covered by such registration in such jurisdictions as each seller of Registrable Securities shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller of Registrable Securities to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; provided, that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so subject;

(f) use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities;

(g) notify each seller of any such Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act within the appropriate period mentioned in Section 4.5(b) or Section 4.2(g) as applicable, of the Company’s becoming aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated within or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(h) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable (but not more than 18 months) after the effective date of the registration statement, an earnings statement which shall satisfy the provisions of Section 11(a) of the Securities Act;

(i) (i) use its reasonable best efforts to list such Registrable Securities on the primary securities exchange on which the Shares are then listed (or proposed to be listed) if such Registrable Securities are not already so listed and if such listing is then permitted under the rules of such exchange, (ii) use its reasonable best efforts to provide a transfer agent and registrar for such Registrable Securities covered by such registration statement not later than the effective date of such registration statement and (iii) provide a CUSIP number of such Registrable Securities no later than the effective date of such registration statement and provide the applicable transfer agent and registrar for all such Registrable Securities with printed certificates representing the Registrable Securities that are in a form eligible for deposit with the Depositary Trust Company not later than the effective date of the registration statement;

(j) (i) enter into such customary agreements (including an underwriting agreement in customary form), which may include indemnification provisions in favor of underwriters and other Persons in addition to, or in substitution for the indemnification provisions of this Agreement, (ii) make members of senior management of the Company available on a basis reasonably requested by the underwriters to participate in a “road show” and other customary marketing activities and (iii) and take such other actions as the sellers of a majority of shares of such Registrable Securities or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(k) obtain a “cold comfort” letter or letters from the Company’s independent registered public accountants in customary form and covering matters of the type customarily covered by “cold comfort” letters as the sellers of a majority of shares of such Registrable Securities shall reasonably request;

(l) make available for inspection by any seller of such Registrable Securities covered by such registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such seller or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(m) notify counsel for the holders of Registrable Securities included in such registration statement and the managing underwriter or agent, immediately, and confirm the notice in writing (i) when such registration statement, or any post-effective amendment to such registration statement, shall have become effective, or any supplement to the prospectus or any amendment to the prospectus shall have been filed, (ii) of the receipt of any comments from the SEC, (iii) of any request of the SEC to amend such registration statement or amend or supplement the prospectus or for additional information, and (iv) of the issuance by the SEC of any stop order suspending the use of any preliminary prospectus, or of the suspension of the qualification of such registration statement for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes;

(n) use its reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of such registration statement or of any order preventing or suspending the use of any preliminary prospectus and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment;

(o) if requested by the managing underwriter or agent or any holder of Registrable Securities covered by such registration statement, promptly incorporate in a prospectus supplement or post-effective amendment to such registration statement such information as the managing underwriter or agent of such holder reasonably requests with respect to the number of Registrable Securities being sold by such holder to such underwriter or agent, the purchase price being paid therefor by such underwriter or agent and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment;

(p) cooperate with the holders of Registrable Securities covered by such registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under such registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or agent, if any, or the holders of the Registrable Securities covered by such registration statement may request;

(q) obtain for delivery to the holders of Registrable Securities being registered and to the underwriter or agent an opinion or opinions from counsel for the Company in customary form and in form, substance and scope reasonably satisfactory to such holders, underwriters or agents and their counsel; and

(r) cooperate with each holder of Registrable Securities being registered and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA.

4.6. Other Registration Related Matters.

(a) The Company may require any Person that is selling Registrable Securities in a Public Offering pursuant to Section 4.1, 4.2 or 4.3 to furnish to the Company in writing such information regarding such Person and pertinent to the disclosure requirements relating to the registration and the distribution of the Registrable Securities which are included in such Public Offering as the Company may from time to time reasonably request in writing.

(b) Each holder of Registrable Securities will, in connection with an underwritten Public Offering of the Company’s securities, upon the request of the Company or of the underwriters managing any underwritten offering of the Company’s securities, agree in writing as of the effective date not to effect any sale, disposition or distribution of Registrable Securities (other than those included in the Public Offering) without the prior written consent of the managing underwriter for such period of time as reasonably requested by the underwriters managing such underwritten offering; provided that such period shall in no event extend for longer than 180 days after the effective date of such registration.

4.7. Indemnification.

(a) In the event of any registration of any securities of the Company under the Securities Act pursuant to Section 4.1, 4.2 or 4.3, the Company hereby agrees to indemnify and hold harmless, to the extent permitted by Law, the sellers of any Registrable Securities covered by such registration statement (each a “Covered Selling Holder”), each Affiliate of such Covered Selling Holder and their respective former and current directors and officers, members or general and limited partners (and the directors, officers, employees, Affiliates and controlling Persons of any of the foregoing), each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such Covered Selling Holder or any such underwriter within the meaning of the Securities Act (collectively, the “Indemnified Parties”), against any and all losses, claims, damages or liabilities, joint or several, and expenses to which such Indemnified Party may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof, whether or not such Indemnified Party is a party thereto) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances when they were made, and the Company will reimburse such Indemnified Party for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that the Company will not be liable to any Indemnified Party in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, in any such preliminary, final or summary prospectus, or any amendment or supplement thereto in reliance upon and in conformity with written information with respect to such Indemnified Party furnished to the Company by such Indemnified Party expressly for use in the preparation thereof. Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of such Covered Selling Holder or any Indemnified Party and will survive the Transfer of such securities by such Covered Selling Holder; provided, further, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Stockholder from whom the Person asserting such loss, claim, damage or liability purchased the securities if it is determined that such loss, claim, damage or liability was caused by such Stockholder’s failure to deliver to such Stockholder’s immediate purchaser a current copy of the prospectus (if the current copy of the prospectus was required by applicable Law to be so delivered) after the Company has timely furnished such Stockholder with a sufficient number of copies of such prospectus.

(b) The Company may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with Section 4.1, 4.2 or 4.3 that the Company shall have received an undertaking reasonably satisfactory to it from the Covered Selling Holder of such Registrable Securities or any prospective underwriter to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 4.7(a)) the Company, all other Covered Selling Holders or any prospective underwriter, as the case may be, and any of their respective Affiliates, directors, officers and controlling Persons, with respect to any untrue statement in or omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, if such untrue statement or omission was made in reliance upon and in conformity with written information with respect to such Covered Selling Holder or underwriter furnished to the Company by such Covered Selling Holder or underwriter expressly for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing. Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of the Covered Selling Holders, or any of their respective Affiliates, directors, officers or controlling Persons and will survive the Transfer of such securities by such Covered Selling Holder.

(c) Promptly after receipt by an Indemnified Party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 4.7, such Indemnified Party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided that the failure of the Indemnified Party to give notice as provided herein will not relieve the indemnifying party of its obligations under Section 4.7(a) or 4.7(b), except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an Indemnified Party, unless in such Indemnified Party’s reasonable judgment a conflict of interest between such Indemnified Party and indemnifying parties may exist in respect of such claim, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the indemnifying party to such Indemnified Party of its election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. If, in such Indemnified Party’s reasonable judgment, having common counsel would result in a conflict of interest between the interests of such indemnified and indemnifying parties, then such Indemnified Party may employ separate counsel reasonably acceptable to the indemnifying party to represent or defend such Indemnified Party in such action, it being understood, however, that the indemnifying party will not be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all such Indemnified Parties in such action. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation.

(d) If the indemnification provided for hereunder from the indemnifying party is unavailable to an Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and Indemnified Parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and Indemnified Parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or Indemnified Parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party under this Section 4.7(d) as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.7(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e) Indemnification similar to that specified in this Section 4.7 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any Law or with any governmental entity other than as required by the Securities Act.

(f) The obligations of the parties under this Section 4.7 will be in addition to any liability which any party may otherwise have to any other party.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1. Approvals.

(a) Upon a proposed transfer or issuance of Shares by or to any Stockholder pursuant to Sections 2.2 to 2.8 of this Agreement, the Company shall promptly make all filings (if any) which it is required to make under the HSR Act, for such proposed transfer of the Shares, and the Company agrees to furnish any Stockholder with such necessary information and reasonable assistance as such Stockholder may reasonably request in connection with the preparation of any necessary filings or submissions to the Federal Trade Commission (“FTC”) or the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), including any filings or notices necessary under the HSR Act. The Company shall, at its own expense, use reasonable best efforts to respond to any request for additional information, or other formal or informal request for information, witnesses or documents which may be made by any Governmental Authority pertaining to the Company with respect to such proposed transfer.

(b) Each Stockholder shall promptly make any and all filings which it is required to make under the HSR Act with respect to such proposed transfer and such Stockholder agrees to furnish the Company with such necessary information and reasonable assistance as it may request in connection with its preparation of any necessary filings or submissions to the FTC or the Antitrust Division, including any filings or notices necessary under the HSR Act. Each Stockholder will, at its own expense, use its reasonable best efforts to respond promptly to any request for additional information, or other formal or informal request for information, witnesses or documents which may be made by any Governmental Authority pertaining to such Stockholders, as the case may be, with respect to such proposed transfer.

(c) Each of the parties hereto shall use its reasonable best efforts to give such notices and obtain all other authorizations, consents, orders and approvals of all Governmental Authorities and other third parties that may be or become necessary to effect a transfer or issuance of Shares by or to any Stockholder pursuant to Sections 2.2 to 2.7 of this Agreement and will cooperate fully with the other parties hereto in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(d) The Company shall pay all expenses and fees payable to all Governmental Authorities in connection with the filings made by it pursuant to this ARTICLE V.

5.2. Cooperation with Sears Holdings Corporation; Registered Public Accounting Firm. So long as the financial results of the Company are required to be included in the consolidated financial results of Holdings for financial reporting purposes, the Company shall give Holdings and its officers, employee, counsel and auditors access on reasonable notice during normal business hours to true, correct and complete copies of books, records and Contracts and such financial and operating data and other information for the periods required to be included in such financial results with respect to the Company and its Subsidiaries as Holdings may reasonably request. Without limiting the generality of the preceding sentence, the Company shall provide, and shall use its commercially reasonable efforts to cause third parties to provide, to such officers, employees, counsel or auditors such information, records or documentation that Holdings or such officers, employees or counsel may reasonably request for the purposes contemplated by the preceding sentence (including such information, records and documentation and testing thereof as may be necessary for (i) Holdings and its management to comply with Section 404, entitled “Management’s Assessment of Internal Controls,” of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder or any successor provisions and (ii) Holdings’ auditors to provide the attestation to, and report on, the internal control assessment made by Holdings and its management required under the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated thereunder or any successor provisions and the rules of the Public Company Accounting Oversight Board).

5.3. Financings. The Company shall, and shall cause the Company’s Subsidiaries and its and their Representatives to, provide all reasonable cooperation in connection with the arrangement of any financing sources reasonably requested by a Major Stockholder in connection with its purchase of Notes pursuant to Section 2.8 of this Agreement or its purchase of Shares pursuant to Section 2.3 of this Agreement, including:

(a) reasonable participation in meetings, drafting sessions and due diligence sessions,

(b) making available to such Major Stockholder and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by such Major Stockholder,

(c) providing reasonable assistance to such Major Stockholder and its financing sources in the preparation of (i) an offering document for any debt raised to complete the purchase of Notes pursuant to Section 2.8 of this Agreement or the purchase of Shares pursuant to Section 2.3 of this Agreement and (ii) materials for rating agency presentations,

(d) reasonably cooperating with the marketing efforts of such Major Stockholder and its financing sources for any debt raised by such Major Stockholder to complete the purchase of Notes pursuant to Section 2.8 of this Agreement or the purchase of Shares pursuant to Section 2.3 of this Agreement, including by participating in any “road shows,” meetings with investors and other selling efforts, and

(e) providing documents as may be reasonably requested by such Major Stockholder.

5.4. Disclosure. Prior to the Company’s initial use of any offering document, bank information memorandum, marketing materials, road show presentation or similar document or, to the extent permitted by Law, the filing of any document or report pursuant to the Securities Act or the Exchange Act, the Company shall first provide such materials to each Major Stockholder and allow each of them a reasonable opportunity to review and provide comments. Notwithstanding anything herein to the contrary, none of the Company or any Major Stockholder will publicly disclose any Non-GAAP Financial Measure (as defined under Regulation G of the Securities Act) relating to the Company, including in connection with the documents referenced above, without the prior consent of the Company and each Major Stockholder, provided that the Company may disclose any Non-GAAP Financial Measure simultaneously with or after the disclosure of a related GAAP financial measure without any prior consent of the Major Stockholders.

ARTICLE VI

MISCELLANEOUS

6.1. Competition.

(a) Certain Acknowledgments. In recognition and anticipation that (i) the directors, officers or employees of ESL, ACOF or their respective Affiliates (which, for purposes of this Section 6.1, shall not include the Company or its Subsidiaries) may serve as directors, officers or employees of the Company and the Company may benefit from such service; (ii) ESL, ACOF and their respective Affiliates (A) engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company or its Subsidiaries, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company or its Subsidiaries, directly or indirectly, may engage and (B) may have an interest in the same areas and types of corporate opportunities as the Company and its Subsidiaries and (iii) that the Company and its Subsidiaries may engage in material business transactions with ESL or ACOF, or their respective Affiliates, and that the Company is expected to benefit therefrom, the provisions of this Section 6.1 are set forth to regulate and define the conduct of certain affairs of the Company as they may involve ESL, ACOF and/or each of their respective Affiliates and/or each of their respective officers, directors and employees, and the powers, rights, duties and liabilities of the Company and its officers, directors, employees and stockholders in connection therewith.

(b) Competition and Renunciation of Certain Corporate Opportunities. Except as provided in Section 6.1(c), (i) to the fullest extent permitted by applicable Law, no director, officer or employee of ESL, ACOF or their respective Affiliates shall have any obligation to the Company or its Subsidiaries to refrain from competing with the Company or its Subsidiaries, making investments in competing businesses or otherwise engaging in any commercial activity that competes with the Company or its Subsidiaries, and the pursuit of such activity, investment or venture shall not be deemed wrongful or improper; and (ii) the Company and its Subsidiaries shall have no interest or expectancy in any Corporate Opportunity and no expectation that such Corporate Opportunity be offered to the Company or its Subsidiaries, if such opportunity is one that ESL, ACOF or any of their respective Affiliates or any of their or their respective Affiliates’ directors, officers, employees or agents, including, without limitation, any director, officer, employee or agent of the Company or its Subsidiaries who is also a director, officer, employee or agent of ESL, ACOF or any of their respective Affiliates, has acquired knowledge of or is otherwise pursuing, and any such interest or expectancy in any such Corporate Opportunity is hereby renounced to the fullest extent permitted by applicable Law, including, without limitation, Section 122(17) of the DGCL, even if such Corporate Opportunity is of a character that, if presented to the Company or its Subsidiaries, could be taken by the Company or its Subsidiaries, so that as a result of such renunciation, the Corporate Opportunity shall belong to ESL and its Affiliates or ACOF and its Affiliates, as the case may be, and such Person: (A) shall have no duty to present such Corporate Opportunity to the Company or its Subsidiaries and shall have the right to hold and exploit any such Corporate Opportunity for its (and, as applicable, its Representatives’) own account and benefit, or to direct, sell, assign or transfer such Corporate Opportunity to Persons other than the Company or any of its Subsidiaries and (B) cannot be, and shall not be, liable to the Company, its stockholders or its Subsidiaries for breach of any fiduciary duty to the Company, its stockholders or its Subsidiaries by reason of the fact that such Person does not present such Corporate Opportunity to the Company or its Subsidiaries or pursues, acquires or exploits such Corporate Opportunity for itself or directs, sells, assigns or transfers such Corporate Opportunity to another Person.

(c) Non-Renunciation of Certain Corporate Opportunities. Notwithstanding the foregoing, the Company does not renounce any interest or expectancy it may have in any Corporate Opportunity that is offered in writing solely to an officer, director or employee of the Company or its Subsidiaries, including, for the avoidance of doubt, such a Person who is also a director, officer, employee or agent of ESL, ACOF or their respective Affiliates, solely in such officer’s, director’s or employee’s capacity as an officer, director or employee of the Company or its Subsidiaries.

6.2. Expenses. Except as otherwise specified in this Agreement or in the Management Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

6.3. Confidentiality.

(a) Each Stockholder acknowledges and agrees that it will not disclose, and it will use its reasonable best efforts to cause its Representatives (and, in the case of ACOF and ESL, their respective Related Persons and their Representatives) not to disclose, any Confidential Information to any Person; provided, that Confidential Information may be disclosed:

(i) to such Stockholder’s Representatives in the normal course of the performance of their duties or to any financial institution providing credit to such Stockholder;

(ii) in the case of ACOF, to its Related Persons and their Representatives in the normal course of business; provided that such Persons are informed of the confidential nature of the information;

(iii) to the extent required by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Stockholder is subject;

(iv) by ESL, ACOF or their Affiliates, if such Person determines in good faith that such disclosure is required in order to comply with such Person’s obligations under the federal or state securities laws, rules or regulations, the rules of the FINRA or the NASDAQ Stock Market or any other similar body;

(v) to any Person to whom such Stockholder is contemplating a Transfer of its Shares and such Person’s Representatives (provided that such Transfer would not be in violation of the provisions of this Agreement and as long as such potential Transferee is advised of the confidential nature of such information and agrees to be bound by a confidentiality agreement substantially similar to the provisions of this Agreement); or

(vi) if the prior written consent of the Board shall have been obtained.

(b) Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Company or any Stockholder.

6.4. Access to Reports and Information.

(a) The Company will retain a firm of certified public accountants of established national reputation to audit its books and records at least annually. The Company will deliver to each Major Stockholder:

(i) as soon as practicable and, in any event within 20 days after the end of each month (x) the unaudited consolidated balance sheet of the Company and its subsidiaries as at the end of such month and the related unaudited statement of operations and cash flow for such month, and for the portion of the fiscal year then ended, in each case prepared in accordance with GAAP, setting forth in comparative form (A) the figures for the corresponding month and portion of the previous fiscal year, and (B) the figures for the corresponding month and portion of the then current fiscal year as set forth in the Budget and (y) the monthly internal report of the Company, including both operating and financial statistics;

(ii) as soon as practicable and, in any event, within 20 days after the end of each of the first three fiscal quarters, (x) the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of such quarter and the related unaudited statement of operations and cash flow for such quarter and for the portion of the fiscal year then ended, in each case prepared in accordance with GAAP, setting forth in comparative form (A) the figures for the corresponding fiscal quarter and portion of the previous fiscal year, and (B) the figures for the corresponding fiscal quarter and portion of the then current fiscal year as set forth in the Budget and (y) the quarterly internal report of the Company, including both operating and financial statistics;

(iii) as soon as practicable and, in any event, within 45 days after the end of each fiscal year, (w) the audited consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of such fiscal year and the related audited statement of operations and cash flow for such fiscal year, in each case prepared in accordance with GAAP and certified by an independent registered public accounting firm of internationally recognized standing, together with a comparison of the figures in such financial statements with the figures for the previous fiscal year, (x) the figures set forth in the Budget, (y) any management letters or other correspondence from such accountants and (z) the Budget for the current fiscal year;

(iv) any written reports that are presented by the Company or any of its Subsidiaries to ESL or any of its Affiliates or any of the Company’s lenders and that are not otherwise presented to the Board (excluding non-recurring informal correspondence).

(b) For so long as either ESL or ACOF, together with its Affiliates and Permitted Transferees, beneficially owns at least 5% of the total Shares outstanding (calculated without reference to any shares of Capital Stock issued or issuable on (other than shares issued as part of the Pre-Spin Recapitalization) or after the date of this Agreement), the Company will permit Representatives of ESL or ACOF, as applicable, at its expense (unless otherwise reimbursable pursuant to ACOF or its Affiliates under the Management Agreement), to visit and inspect any of its properties, to examine and make abstracts or copies from documents and information in the possession of the Company, and to discuss its affairs, finances and accounts with its officers, employees and, upon reasonable advance notice to the Board, independent registered public accountants, all at such reasonable times without material interruption of the Business.

6.5. Additional Securities Subject to Agreement. Each Stockholder agrees that any other equity securities of the Company that it hereafter acquires by means of a Recapitalization or otherwise will be subject to the provisions of this Agreement to the same extent as if held on the date hereof.

6.6. Termination.

(a) Subject to Section 6.6(b), the provisions of this Agreement will terminate and be of no further force and effect upon the earlier of (i) the date of the consummation of a QPO and (ii) the date when both ESL and ACOF, together with their respective Affiliates and Permitted Transferees, each beneficially owns less than 2% of the total Shares outstanding (calculated without reference to any shares of Capital Stock issued or issuable on (other than shares issued as part of the Pre-Spin Recapitalization) or after the date of this Agreement).

(b) The following provisions of this Agreement shall survive the termination of this Agreement until the indicated time:

(i) ARTICLE IV shall survive until such time as all Registrable Securities held by the Stockholders cease to be Registrable Securities; and

(ii) Sections 6.1 through 6.3 and Sections 6.6 through 6.18 shall survive until none of ACOF, ESL or their respective Permitted Transferees are Major Stockholders.

6.7. Notices. Other than with respect to Section 2.10, all notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered by hand, (ii) three Business Days after it is mailed, certified or registered mail, return receipt requested, with postage prepaid, (iii) when sent by telex, telegram or telecopy or (iv) one Business Day after it is sent by Express Mail, Federal Express or other courier service, as follows:

(a) if to ESL or to Lampert or Crowley individually:

c/o ESL Investments, Inc.

200 Greenwich Avenue

Greenwich, CT 06830

Attention:   William C. Crowley

William R. Harker

Telephone: (203) 861-4600

Facsimile: (203) 861-0294

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: David E. Shapiro

Telephone: (212) 403-1000

Facsimile: (212) 403-2000

(b) if to ACOF:

ACOF I LLC

2000 Avenue of the Stars, 12th Floor

Los Angeles, CA 90067

Attention: David Kaplan

Telephone: (310) 201-4164

Facsimile: (310) 201-4170

with a copy (which shall not constitute notice) to:

Ares Management LLC

2000 Avenue of the Stars, 12th Floor

Los Angeles, CA 90067

Attention: Kevin Frankel, Esq.

Telephone: (310) 201-4205

Facsimile: (310) 201-4170

with a second copy (which shall not constitute notice) to:

Proskauer Rose LLP

2049 Century Park East, Suite 3200

Los Angeles, CA 90067

Attention: Michael A. Woronoff, Esq.

Telephone: (310) 284-4550

Facsimile: (310) 557-2193

(c) if to the Company:

Orchard Supply Hardware Stores Corporation

6450 Via Del Oro

San Jose, California 95119

Attention: Chief Executive Officer

Telephone: (408) 365-2379

Facsimile: (408) 629-7174

With a copy (which shall not constitute notice) to ESL, ACOF and each of the Persons to be copied thereby.

Any party hereto may change the address or facsimile number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving each other party notice in the manner herein set forth.

6.8. Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things as may be reasonably necessary in order to give full effect to this Agreement and every provision hereof.

6.9. Assignment. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. Except as specifically provided herein, this Agreement may not be assigned by any party hereto without the express prior written consent of the other parties, and any attempted assignment, without such consents, will be null and void.

6.10. Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed ESL, ACOF and the Company; provided, however, that the written prior approval and signature of Lampert and/or Crowley, as applicable, shall also be required to the extent that any amendment, supplement or modification that would have a disproportionately adverse effect on Lampert and/or Crowley. No waiver by any party of any of the provisions of this Agreement will be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

6.11. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided, that Holdings shall be a third party beneficiary of Section 5.2 hereof.

6.12. Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the Laws of the State of Delaware.

6.13. Jurisdiction. Each party hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware or any U.S. federal court located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts, and further agrees that service of any process, summons, notice or document by registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against it in any such court). Each party hereto hereby irrevocably and unconditionally waives any objection that it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this Agreement in the courts of the State of Delaware or any U.S. federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

6.14. Specific Performance. Without limiting or waiving in any respect any rights or remedies of the parties hereto under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto will be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.

6.15. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof (including the Original Agreement).

6.16. Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

6.17. Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall (to the extent permitted under applicable Law) be construed by modifying or limiting it so as to be legal, valid and enforceable to the maximum extent compatible with, and possibly under, applicable Law and all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

6.18. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

ESL INVESTMENTS, INC.

By:
Name:
Title:

ACOF I LLC

By:
Name:
Title:

ORCHARD SUPPLY HARDWARE STORES CORPORATION

By:
Name:
Title:

EDWARD S. LAMPERT

WILLIAM C. CROWLEY

Exhibit A

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Exhibit B

DESIGNATED CONTACTS

Delivery of a Purchase Notice or Purchase Election (and the information required therein) required or permitted to be given to a Designated Contact pursuant to Section 2.10(b) of this Agreement shall be given in the manner specified below, and shall be deemed to have been duly given and effective at the receipt by each of the Designated Contacts set forth below of an email specifying the required information at the email address set forth herein. Any party named below may change the contact information to which such Purchase Notice or Purchase Election (and the information required therein) is to be delivered by giving each other party named below notice in the manner set forth in Section 6.7 of this Agreement.

Party	Designated Contact	Contact Information

ACOF	David Kaplan	Phone: (310) 201-4164 Email: kaplan@aresmgmt.com

	Matthew Cwiertnia	Phone: (310) 201-4175 Email: cwiertnia@aresmgmt.com

ESL	William C. Crowley	Phone: (203) 861-4603 Email: wcc@eslinvest.com

	William R. Harker	Phone: (203) 861-4619 Email: wrh@eslinvest.com

Exhibit C

FORM OF NOTES

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF EFFECTIVE REGISTRATION STATEMENTS UNDER SUCH ACT AND LAWS OR AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

$

[INSERT DATE]

FOR VALUE RECEIVED, Orchard Supply Hardware Stores Corporation, a Delaware corporation (“Debtor”), promises to pay to the order of [Insert Name of Major Stockholder] or its assigns (“Lender”), the principal sum of [Insert Amount] and to pay interest on the outstanding principal of this Promissory Note (the “Note”), in accordance with Section 2 of this Note.

1. Maturity. Debtor shall repay the unpaid principal in full, together with all accrued and unpaid interest thereon, on the earlier of (the “Repayment Date”) (a) [Insert Date that is 10 years from date of this Promissory Note]; (b) consummation of a Public Offering (as such term is defined in the Second Amended and Restated Stockholders’ Agreement among Debtor, ESL Investments, Inc., Edward S. Lampert, William C. Crowley and ACOF I LLC, dated as of                     ,             (the “Stockholders’ Agreement”)); and (c) any refinancing, refunding or replacement of the indebtedness existing as of the date of the Stockholders’ Agreement pursuant to the Debtor’s Senior Secured Term Loan Agreement, dated as of December 2006, among the Debtor, Orchard Supply Hardware LLC, certain other subsidiaries of the Debtor, JP Morgan Chase Bank, N.A. as Administrative Agent, the lenders from time to time party thereto and certain other parties signatory thereto (as in effect on the date of the Stockholders’ Agreement). All payments under this Note shall be paid in lawful money of the United States in immediately available funds. All payments on any promissory note (collectively, the “Notes”) issued by Debtor pursuant to Section 2.8 of the Agreement shall be applied pro rata to each of the Notes (including the Note) based upon the principal amount thereof outstanding on the date of payment and shall be applied first against costs of collection (if any), then against accrued and unpaid interest, then against principal.

2. Interest. Interest shall accrue semi-annually on January 15 and July 15 of each year on the unpaid principal balance of this Note, commencing on the date hereof and continuing until repayment of this Note, in full, at the rate of 12% per annum, calculated on the basis of a 360-day year and actual days elapsed, by capitalizing the amount of such interest due and adding it to the outstanding principal amount of this Note.

3. Prepayment. Debtor may prepay upon not less than 5 days prior written notice to Lender, without premium or prepayment penalty, any unpaid principal balance or accrued interest or any other sums payable to Lender hereunder prior to the Repayment Date.

4. Default. For purposes of this Note, the term “default” shall include any of the following:

(a) The failure by Debtor to pay any amounts due under any of the Notes on the stated due date;

(b) Debtor shall (i) make an assignment for the benefit of creditors or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, (ii) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, (iii) have had any such petition or application filed or any such proceeding commenced against it that is not dismissed within 30 days, (iv) indicate, by any act or intentional and purposeful omission, its consent to, approval of or acquiescence in any such petition, application, proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, or (v) suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of 30 days or more; or

(c) Debtor shall adopt a plan of liquidation or dissolution, or the charter thereof shall expire or be revoked.

Upon each such default, Lender may, at its option, accelerate repayment of this Note, in which case the principal amount outstanding under this Note, all interest accrued thereon and all other amounts owing hereunder shall be due and payable immediately; provided, that if there shall occur an Event of Default described in subparagraph (b), the entire unpaid balance of principal with interest accrued thereon and all other sums due under this Note shall be immediately due and payable without any action by Lender.

5. Miscellaneous.

(a) Debtor hereby waives presentment, demand, protest, notice of dishonor, diligence and all other notices, any release or discharge arising from any extension of time, discharge of a prior party, release of any or all of any security given from time to time for this Note, or other cause of release or discharge or defense to payment and performance of its obligations hereunder other than actual payment in full hereof.

(b) Any term of this Note may be amended or waived with the prior written consent of Debtor and Lender. Lender shall not be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Lender and then only to the extent specifically set forth in such writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event. No delay or omission of Lender to exercise any right, whether before or after a default hereunder, shall impair any such right or shall be construed to be a waiver of any right or default, and the acceptance at any time by Lender of any past-due amount shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.

(c) Time is of the essence hereof. Upon any default hereunder, Lender may exercise all rights and remedies provided for herein and by law or equity or otherwise, including, but not limited to, the right to immediate payment in full of this Note.

(d) The remedies of Lender as provided herein, or any one or more of them, or in law or in equity, shall be cumulative and concurrent, and may be pursued singularly, successively or together at Lender’s sole discretion and may be exercised as often as occasion therefor shall occur.

(e) If any provisions of this Note would require Debtor to pay interest hereon at a rate exceeding the highest rate allowed by applicable law, Debtor shall instead pay interest under this Note at the highest rate permitted by applicable law.

(f) This Note shall be governed by and construed in accordance with and the laws of the State of New York, including, without limitation, Section 5-1401 of the New York General Obligations Law.

(g) The Debtor shall pay all costs and expenses, including attorneys’ fees and disbursements, incurred in the collection or enforcement hereof.

(h) This Note shall be binding upon Debtor and its successors and assigns. This Note may not be assigned or transferred by either Debtor or Lender without the written consent of each other. Any purported assignment in violation of this section shall be null and void and of no force and effect.

(i) If any provision of this Note is held to be invalid, illegal, void or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect and shall be liberally construed in favor of Lender in order to effect the provisions of this Note. It is hereby stipulated and declared to be the intention of the Debtor and the Lender that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

IN WITNESS WHEREOF, Debtor has executed this Note as of the date first above written.

ORCHARD SUPPLY HARDWARE STORES CORPORATION

By:
Name:
Title:

Exhibit D

LIST OF RESTRICTED TRANSFEREES

Ace Hardware Corporation

Canadian Tire Corporation, Limited

Do It Best Corp.

The Home Depot, Inc.

Lowe’s Companies, Inc.

Menard, Inc.

RONA, Inc.

Target Corporation

TruServe Corporation

Wal-Mart Stores, Inc.

Exhibit E

VALUATION OF NON-CASH CONSIDERATION

Any consideration in a form other than cash or Marketable Securities (the “Alternative Consideration”) to be received pursuant to the terms of this Agreement shall be valued at the price that an unrelated third party would pay to acquire all of such Alternative Consideration, in an arm’s-length transaction as of the date measurement among a willing, fully-informed buyer and seller, taking into account all existing circumstances. The proposed value (the “First Value”) of such Alternative Consideration shall be proposed by the party initiating the applicable transaction under this Agreement and delivered to the other Major Stockholder in a written notice (the “Alternative Consideration Notice”).

Within ten days after receiving an Alternative Consideration Notice, if the other Major Stockholder disagrees with the First Value, the other Major Stockholder may, deliver a notice (the “Objection Notice”) to the Major Stockholder. If no Objection Notice is received by the Major Stockholder within such ten-day period, then the value of the Alternative Consideration shall be the First Value, and shall become final and binding upon the parties hereto. If an Objection Notice is received by the Major Stockholder within such ten-day period, then the value of the Alternative Consideration shall become final and binding upon the parties on the earlier of (i) the date the parties resolve in writing any differences they have with respect to the Alternative Consideration, or (ii) the date any disputed matters are finally resolved in writing by the Alternative Consideration Arbitrator.

The Major Stockholders will use reasonable efforts to resolve any disagreements as to the value of the Alternative Consideration. If they do not obtain a final resolution within five days after the Major Stockholder has received the Objection Notice, then the Major Stockholders shall, on such 5th day, select an investment banking firm listed on Exhibit F hereto (the “Alternative Consideration Arbitrator”) for review and resolution. The procedures for the arbitration shall be determined by the Alternative Consideration Arbitrator. Within 15 days of selecting the Alternative Consideration Arbitrator, the Major Stockholders shall each present a proposed value of the Alternative Consideration (based on whatever factors each believes are relevant) and the Alternative Consideration Arbitrator shall select one of the values. The Alternative Consideration Arbitrator shall render a decision resolving the matters in dispute within 30 days following completion of the submissions to the Alternative Consideration Arbitrator. The determination by the Alternative Consideration Arbitrator will be binding and conclusive on the parties. The Non-Prevailing Party in any arbitration before the Alternative Consideration Arbitrator shall pay 100% of the fees and expenses of the Alternative Consideration Arbitrator. A party is the “Non-Prevailing Party” if the Alternative Consideration Arbitrator does not select such party’s calculation.

Exhibit F

INVESTMENT BANKING FIRMS

Bank of America Merrill Lynch

Barclays

Citigroup

Credit Suisse

Goldman, Sachs & Co.

JPMorgan

Morgan Stanley

UBS Investment Bank